Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of September, 2014, by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), NBIM WALKER 601 LEX NYC LLC, a Delaware limited liability company (“601 Lexington Purchaser”), NBIM WALKER 100 FED BOS LLC, a Delaware limited liability company (“100 Federal Purchaser”), and NBIM WALKER ATW BOS LLC, a Delaware limited liability company (“Atlantic Wharf Purchaser” and together with 601 Lexington Purchaser and 100 Federal Purchaser, “Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. Purchase and Sale.

a. Subject to and in accordance with the terms and conditions set forth in this Agreement and the applicable Purchase and Sale Agreement (defined below), Seller hereby agrees to sell, assign and convey to, and 601 Lexington Purchaser hereby agrees to purchase and assume from Seller, all of Seller’s right, title and interest in and to, and all obligations relating to, forty-five percent (45%) of the membership interests in BP/CGCenter MM LLC, a Delaware limited liability company (the “601 Lexington Membership Interests”), which in turn owns 100% of the membership interests in BP/CGCenter I LLC, a Delaware limited liability company, and BP/CGCenter II LLC, a Delaware limited liability company, which in turn collectively own Office Unit One and Office Unit Two of The 601 Lexington Avenue Condominium situated at 601 Lexington Avenue, New York, NY (the “601 Lexington Property”), and certain other related property.

b. Subject to and in accordance with the terms and conditions set forth in this Agreement and the applicable Purchase and Sale Agreement, Seller hereby agrees to sell, assign and convey to 100 Federal Purchaser, and 100 Federal Purchaser agrees to purchase and assume from Seller, all of Seller’s right, title and interest in and to, and all obligations relating to, forty-five percent (45%) of the indirect membership interests in BP Federal Street LLC, a Delaware limited liability company (the “100 Federal Membership Interests”), which owns the land, with the improvements thereon, situated at 100 Federal Street, Boston, Massachusetts (the “100 Federal Property”), and certain other related property.

c. Subject to and in accordance with the terms and conditions set forth in this Agreement and the applicable Purchase and Sale Agreement, Seller hereby agrees to sell, assign and convey to Atlantic Wharf Purchaser, and Atlantic Wharf Purchaser agrees to purchase and assume from Seller, all of Seller’s right, title and interest in and to, and all obligations relating to, forty-five percent (45%) of the indirect membership interests in

BP Russia Wharf LLC, a Delaware limited liability company (the “Atlantic Wharf Membership Interests” and together with the 601 Lexington Membership Interests and the 100 Federal Membership Interests, the “Membership Interests”), which owns the Commercial Unit of the Atlantic Wharf Primary Condominium with a street address of 280-294 Congress Street, Boston, Massachusetts (the “Atlantic Wharf Property” and together with the 601 Lexington Property and the 100 Federal Property, the “Property”), and certain other related property.

2. Purchase Price. The purchase price for the Membership Interests shall be equal to (a) One Billion Eight Hundred Twenty-Seven Million Dollars ($1,827,000,000) less (b) forty-five percent (45%) of the unpaid principal balance of the mortgage loan secured by the 601 Lexington Property as of the date on which the Closing occurs in accordance with the Purchase and Sale Agreements (the “Purchase Price”). The Purchase Price, net of all prorations as provided for in the Purchase and Sale Agreements, shall be paid by Purchaser as follows:

(i) Forty-Five Million One Hundred Thirty-Five Thousand Dollars ($45,135,000) of the Purchase Price (the “Deposit”) shall be deposited with Fidelity National Title Insurance Company, as escrow agent (the “Escrow Agent”), by one or more wire transfers of immediately available federal funds within three (3) business days of the execution of this Agreement, TIME BEING OF THE ESSENCE; and

(ii) The balance of the Purchase Price shall be paid on the date on which the Closing occurs in accordance with the Purchase and Sale Agreements by one or more wire transfers of immediately available federal funds to or as directed in writing by Seller.

3. Closing Date. The closing of the purchase and sale of the Membership Interests (the “Closing”) shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109 and shall commence at 10:00 a.m. local time on October 31, 2014 (as such date may be extended in accordance with the Purchase and Sale Agreements, the “Scheduled Closing Date”). TIME IS OF THE ESSENCE as to Purchaser’s obligation to close by the Scheduled Closing Date.

4. Form of Purchase and Sale Agreement. Seller and each applicable Purchaser shall enter into three (3) separate Purchase and Sale Agreements for the purchase and sale of (a) the 601 Lexington Membership Interests, (b) the 100 Federal Membership Interests; and (c) the Atlantic Wharf Membership Interests (each, a “Purchase and Sale Agreement” and collectively, the “Purchase and Sale Agreements”). Each Purchase and Sale Agreement shall be on substantially the form attached hereto as Exhibit A, with such modifications as may be reasonably determined by Seller and Purchaser. The exhibits and schedules to each Purchase and Sale Agreement shall be in the forms agreed upon by the parties as of the date hereof.

5. Conflicts. In the event of any conflict between this Agreement and any term, provision, schedule or exhibit to any Purchase and Sale Agreement, the conflicting term, provision, schedule or exhibit to the applicable Purchase and Sale Agreement shall govern and control.

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6. Counterparts. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

[Remainder of page intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	Boston Properties, Inc., its general partner

	By:	/s/ Owen D. Thomas
	Name:	Owen D. Thomas
	Title:	Chief Executive Officer

601 LEXINGTON PURCHASER:

NBIM WALKER 601 LEX NYC LLC

By:	NBIM Walker MM LLC, its managing member

	By:	/s/ Jason Alderman
	Name:	Jason Alderman
	Title:	Director

	By:	/s/ Paul Marcussen
	Name:	Paul Marcussen
	Title:	Director

[Signatures continued on following page.]

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100 FEDERAL PURCHASER:

NBIM WALKER 100 FED BOS LLC

By:	NBIM Walker MM LLC, its managing member

	By:	/s/ Jason Alderman
	Name:	Jason Alderman
	Title:	Director

	By:	/s/ Paul Marcussen
	Name:	Paul Marcussen
	Title:	Director

ATLANTIC WHARF PURCHASER:

NBIM WALKER ATW BOS LLC

By:	NBIM Walker MM LLC, its managing member

	By:	/s/ Jason Alderman
	Name:	Jason Alderman
	Title:	Director

	By:	/s/ Paul Marcussen
	Name:	Paul Marcussen
	Title:	Director

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Exhibit A

Form of Purchase and Sale Agreement

(See attached.)

6

Execution

PURCHASE AND SALE AGREEMENT

between

BOSTON PROPERTIES LIMITED PARTNERSHIP

as Seller,

and

as Purchaser

Dated: September 16, 2014

TABLE OF CONTENTS

ARTICLE I

Sale of Membership Interest; Other Purchase Agreements

1.1	Sale	1
1.2	Other Purchase Agreements	2

ARTICLE II

Purchase Price

2.1	Purchase Price	3

ARTICLE III

Deposit

3.1	Deposit	4
3.2	Application of Deposit	4
3.3	Escrow Agent	5

ARTICLE IV

Closing, Prorations and Closing Costs

4.1	Closing	7
4.2	Prorations	7
4.3	Transfer Taxes	14
4.4	Sales Taxes	14
4.5	Closing Costs	15

ARTICLE V

Title and Survey Matters

5.1	Title	15

ARTICLE VI

Representations and Warranties of Seller

6.1	Seller’s Representations	19
6.2	Seller’s Knowledge	27
6.3	Survival	27
6.4	Relationship Between Representations and Estoppels	28
6.5	Limitation of Liability	28

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6.6	Representations as a Condition to Closing	29
6.7	“AS IS” Sale	32
6.8	Indemnification	32

ARTICLE VII

Representations and Warranties of Purchaser

7.1	Authority	32
7.2	Bankruptcy or Debt of Purchaser	33
7.3	No Financing Contingency	33
7.4	Purchaser’s Acknowledgment	33
7.5	Purchaser’s Agreement Regarding Seller’s Representations	34
7.6	OFAC/AML Laws	34
7.7	[Existing Mortgage Loan	35
7.8	Breach of Representation	35

ARTICLE VIII

Seller’s Interim Operating Covenants

8.1	Operations	35
8.2	Certificate of Occupancy	36
8.3	Maintain Insurance	36
8.4	Personal Property	36
8.5	Tenant Leases	36
8.6	Contracts	37
8.7	Notices of Violation	37
8.8	Access	37
8.9	Permits and Licenses	37
8.10	[Condominium Declaration	37
8.11	[Existing Mortgage Loan Documents	38
8.12	Estoppels	39
8.13	Reserved	40
8.14	Reserved	40
8.15	Casualty and Condemnation	40
8.16	Indebtedness	40
8.17	Financial Statements	40
8.18	Reorganization	40

ARTICLE IX

Closing Conditions

9.1	Conditions to Obligations of Seller	41
9.2	Conditions to Obligations of Purchaser	42

ARTICLE X

Closing

10.1	Seller’s Closing Obligations	43
10.2	Purchaser’s Closing Obligations	44

ARTICLE XI

Risk of Loss

11.1	Casualty	45
11.2	Condemnation	46

ARTICLE XII

Default

12.1	Default by Seller	47
12.2	Default by Purchaser	48

ARTICLE XIII

Brokers

13.1	Brokerage Indemnity	48

ARTICLE XIV

Publication

14.1	Publication	49

ARTICLE XV

[Employee Matters] [if applicable]

ARTICLE XVI

Miscellaneous

16.1	Notices	51
16.2	Governing Law; Venue	52
16.3	Headings	53
16.4	Business Days	53
16.5	Counterpart Copies	53
16.6	Binding Effect	53
16.7	Successors and Assigns	53

16.8	Assignment	53
16.9	Interpretation	54
16.10	Entire Agreement	54
16.11	Severability	54
16.12	Survival	54
16.13	Exhibits	54
16.14	Limitation of Liability	55
16.15	Prevailing Party	55
16.16	Real Estate Reporting Person	55
16.17	No Recording	55
16.18	No Other Parties	55
16.19	Waiver of Trial by Jury	55
16.20	Cooperation	55

LIST OF EXHIBITS AND SCHEDULES

Exhibits:
Exhibit A[-1]	–	Legal Description [of Unit One]
[Exhibit A-2	–	Legal Description of Unit Two] [if applicable]
[Exhibit A-3	–	Description of Condominium Declaration] [if applicable]
[Exhibit A-4	–	Description of Existing Mortgage Loan Documents] [if applicable]
Exhibit B	–	[Form of Condominium Estoppel] [if applicable]
Exhibit C	–	[Form of Landlord Estoppel] [if applicable]
Exhibit D	–	[Form of Existing Mortgage Loan Estoppel] [if applicable]
Exhibit E	–	Intentionally Omitted
Exhibit F	–	Standard Form Tenant Estoppel Certificate
Exhibit G	–	Form of Non-Imputation Affidavit
Exhibit H	–	Form of Seller’s Bring-Down Certificate
Exhibit I	–	Form of FIRPTA Certificate
Exhibit J	–	Form of Owner’s Affidavit
Exhibit K	–	Form of Purchaser’s Bring-Down Certificate
Exhibit L	–	Wire Instructions
Exhibit M	–	Intentionally Omitted
Exhibit N	–	Form of JV Agreement
Exhibit O	–	Form of REIT Agreement
Exhibit P	–	Form of Property Management Agreement
Exhibit Q	–	Income Statements
Exhibit R	–	Balance Sheets
Exhibit S	–	Intentionally Omitted

Schedules:
Schedule 1.1.10	–	Existing Contracts
Schedule 4.2.7(a)	–	Leasing Commissions
Schedule 4.2.7(b)	–	Tenant Allowances
Schedule 4.2.7(c)	–	Free Rent
[Schedule 4.2.11	–	Capital Projects] [if applicable]
Schedule 5.1.3	–	Permitted Exceptions
Schedule 6.1.9(i)	–	Existing Leases
Schedule 6.1.9(iii)	–	Tenant Claims
Schedule 6.1.9 (v)	–	Brokerage Documentation
Schedule 6.1.9 (vi)	–	Existing Management Agreements
Schedule 6.1.9 (vii)	–	Rent Arrearages
Schedule 6.1.9 (x)	–	Security Deposits
Schedule 6.1.10(b)-1	–	Structure Chart Pre-Closing
Schedule 6.1.10(b)-2	–	Structure Chart Post-Reorganization
Schedule 6.1.10(b)-3	–	Structure Chart Post-Closing
Schedule 6.1.14	–	Tax Appeals
Schedule 6.1.15	–	[Employees] [if applicable]

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Schedule 6.1.16	–	Litigation
Schedule 6.1.18	–	Insurance Policies
Schedule 6.1.22	–	Tenant Liens
Schedule 8.5	–	Permitted New Leases

Execution

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of September, 2014, by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and                     , a                                           (“Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

SALE OF MEMBERSHIP INTEREST; OTHER PURCHASE AGREEMENTS

1.1 Sale. Subject to and in accordance with the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase and assume from Seller, all of Seller’s right, title and interest in and to, and all obligations relating to, forty-five percent (45%) of the membership interests (the “Membership Interest”) in [                    , a                              (“Holdco”), which will, after the Reorganization (as defined in Section 8.18) own 100% of the membership interests in Subsidiary REIT (as defined in Section 8.18), which will, after the Reorganization, own 100% of the membership interests in                 , a                              (“Owner”)]. [TO BE CONFORMED TO PROPERTY OWNERSHIP STRUCTURE] Owner, in turn, holds and owns the following rights and interests:

1.1.1 [That certain parcel of real property lying and being situated in the City of                 , County of                  and State of                 , known as                 ,             ,                  and being more particularly described on Exhibit A attached hereto (the “Land”);

1.1.2 All buildings, structures and other improvements now or hereafter erected or situated on the Land or any portion thereof (the “Improvements”);

1.1.3 The land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private in front of or adjoining the Land or any portion thereof, to the center line thereof, and any strips and gores adjacent to the Land or any portion thereof, and all right, title and interest of Owner in and to any award made or to be made in lieu of the foregoing or any portion thereof and in and to any unpaid award for damage to the Land and Improvements or any portion thereof by reason of any change of grade of any street or any closing of any street, road or avenue;

1.1.4 All rights, privileges, grants and easements appurtenant to Owner’s interest in the Land and the Improvements, if any, including, without limitation, all development rights relating thereto and all of Owner’s right, title and interest, if any, in and to all easements, licenses, covenants and other rights-of-way or other appurtenances or similar interests appertaining to the Land used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements, grants and appurtenances are sometimes collectively referred to herein as the “Real Property”);

1.1.5 To the extent in effect on the Closing Date, all leases, licenses and other use, occupancy or signage agreements entered into by or otherwise benefitting Owner or its predecessors in interest covering any portion of the Real Property which are (a) in effect as of the date hereof (including all amendments, modifications and supplements thereto) and which are listed on Schedule 6.1.9(i) hereof (collectively (but excluding correspondence that do not otherwise amend, modify or revise the terms thereof in any material respect), the “Existing Leases”) and (b) entered into by Owner after the date hereof in accordance with the terms of this Agreement (collectively, the “New Leases”) (the Existing Leases and the New Leases are referred to herein as, collectively, the “Leases”) and, subject to Section 4.2.6 below, the security deposits under such Leases (“Security Deposits”) which have not been applied in accordance with the provisions of such Leases, any guarantees of such Leases, letters of credit or other forms of security delivered in connection with such Leases, and all agreements for the payment of any leasing brokerage commissions in connection with the Leases and this Agreement;

1.1.6 All fixtures, machinery, equipment and tangible personal property, if any, owned and used by the Owner and used solely in connection with the ownership, management, maintenance or operation of the Property (as hereinafter defined) and located at the Real Property as of the date hereof, and all inventory used solely in connection with the management, maintenance or operation of the Units, excluding furniture, furnishings, equipment and other personal property of the Tenants (hereinafter defined) and including, without limitation, such fire protection, heating, plumbing, electrical and air conditioning systems as now exist thereat (the “Personal Property”); and

1.1.7 All (i) service contracts, utility agreements, maintenance agreements and other contracts or agreements (other than Leases), and all union or other collective bargaining contracts (a) currently in effect with respect to the Property and listed on Schedule 1.1.10 hereof (collectively, the “Existing Contracts”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (collectively, the “New Contracts”; the Existing Contracts and New Contracts are referred to herein as, collectively, the “Contracts”), if any, and (ii) guarantees, licenses, approvals, certificates, permits, consents, authorizations, variances and warranties relating to the Property (collectively, the “Permits and Licenses”, together with the Contracts are sometimes hereinafter collectively referred to as the “Intangible Property”).

(All of the above enumerated property, rights and interests are sometimes collectively hereinafter referred to as the “Property”.)] [TO BE CONFORMED TO PROPERTY RIGHTS OWNED BY EACH OWNER AND NECESSARY MODIFICATIONS TO BE MADE IF PROPERTY RIGHTS INCLUDE LEASEHOLD INTERESTS, EQUITY INTERESTS AND/OR INTERESTS IN A CONDOMINIUM REGIME]

1.2 Other Purchase Agreements. This Agreement has been entered into simultaneously with (a) that certain Purchase and Sale Agreement between Seller and                      (“             Purchaser”) of even date herewith relating to                     ,             ,      (the “                 Purchase Agreement”) and (b) that certain Purchase and Sale Agreement between Seller and                     (“

Purchaser”) of even date herewith relating to                 ,                 ,      (the “         Purchase Agreement” and together with the             Purchase Agreement, the “Other Purchase Agreements”). In the event that any Other Purchase Agreement is terminated in accordance with its terms for any reason whatsoever, then (i) this Agreement shall automatically terminate, (ii) if the “Deposit” and “Interest” under the Other Purchase Agreement pursuant to which the circumstances for termination first arose or occurred (the “Governing Purchase Agreement”) is required by such Governing Purchase Agreement to be paid to Seller, then the Deposit and all Interest hereunder shall be paid to Seller; (iii) if the “Deposit” and “Interest” under the Governing Purchase Agreement is required by such Governing Purchase Agreement to be refunded to                  Purchaser or                  Purchaser, as applicable, then the Deposit and all Interest hereunder shall be refunded to Purchaser, (iv) if                  Purchaser or                  Purchaser, as applicable, is entitled under the Governing Purchase Agreement to a reimbursement from Seller for the reasonable third party costs and expenses actually incurred by it in connection with its negotiation and execution of the Governing Purchase Agreement and due diligence with respect thereto, then Purchaser shall be entitled hereunder to a reimbursement from Seller up to an amount not to exceed                      Dollars ($            ), for the reasonable costs and expenses actually incurred by Purchaser in connection with Purchaser’s negotiation and execution of this Agreement and due diligence with respect to the Property, (v) Seller and Purchaser shall have the same other rights and remedies (if any) as provided in the Governing Purchase Agreement with respect to the matter which caused the termination of Governing Purchase Agreement if an analogous right or remedy is provided herein, and (vi) thereafter, neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations).

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Membership Interest shall be                  Dollars ($            ) (the “Purchase Price”). No portion of the Purchase Price is attributable to the Personal Property. The Purchase Price together with the “Purchase Price” under the Other Purchase Agreements constitute the aggregate “Purchase Price” under that certain Purchase and Sale Agreement among Seller, Purchaser,              Purchaser and              Purchaser, dated as of even date herewith. The Purchase Price, net of all prorations as provided for herein, shall be paid by Purchaser as follows:

(i)                  Dollars ($            ) of the Purchase Price (the “Deposit”) shall be deposited with Fidelity National Title Insurance Company, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available federal funds pursuant to the wire transfer instructions set forth on Exhibit L attached hereto in accordance with the provisions of Section 3.1 hereof; and

(ii) The balance of the Purchase Price (the “Balance of the Purchase Price”) shall be paid on the Closing Date (as hereinafter defined) by wire transfer of immediately available federal funds to or as directed in writing by Seller.

The Deposit shall be held in escrow and shall be payable in accordance with Article III hereof.

ARTICLE III

DEPOSIT

3.1 Deposit.

3.1.1 Within three (3) Business Days of the execution of this Agreement, TIME BEING OF THE ESSENCE, Purchaser shall deposit with the Escrow Agent the Deposit, on which date Escrow Agent shall acknowledge in writing receipt thereof. The Deposit and Interest accrued thereon shall be held in escrow, and not in trust, by the Escrow Agent at JPMorgan Chase Bank. Subject to the terms of this Agreement, the Escrow Agent shall pay the Deposit to Seller at the Closing.

3.1.2 If Purchaser shall fail to timely fund the Deposit as required above, such failure shall constitute an immediate and non-curable default by Purchaser hereunder with respect to which Seller shall have the right to either (a) commence an action to compel the funding of the Deposit or (b) terminate this Agreement and seek to recover, as sole and liquidated damages, an amount equal to the Deposit, plus the costs and expenses of enforcing the terms of this Agreement.

3.1.3 Immediately upon Escrow Agent’s receipt of the Deposit, Escrow Agent shall invest the same in a federally insured interest bearing money market account at JPMorgan Chase Bank.

3.2 Application of Deposit.

3.2.1 If the Closing occurs as contemplated hereunder, then the Deposit shall be paid to Seller and the accrued interest on the Deposit (“Interest”), if any, shall, at Purchaser’s election, (i) be paid to Seller and credited against the Balance of the Purchase Price or (ii) be paid to Purchaser.

3.2.2 In the event that the Closing does not occur as contemplated hereunder because of a default by Purchaser under this Agreement, and Seller elects to terminate the Agreement as a result thereof in accordance with the terms hereof, the Deposit and all Interest shall be paid to and retained by Seller, pursuant to Section 12.2 hereof.

3.2.3 In the event that the Closing does not occur as contemplated hereunder because of a default by Seller under this Agreement, or in the event that any of the conditions set forth in Section 9.2 hereof are not satisfied and Purchaser elects to terminate this Agreement as a result thereof, the Deposit and all Interest shall be paid to and retained by Purchaser pursuant to Section 12.1 hereof, except as provided in the last sentence of Section 9.2.4.

3.2.4 The party receiving such Interest shall pay any income taxes thereon. Seller represents and warrants that Seller’s tax identification number is             . Purchaser represents and warrants that Purchaser’s tax identification number is             .

3.2.5 If either party makes a demand upon the Escrow Agent for delivery of the Deposit and Interest, the Escrow Agent shall promptly give notice to the other party of such demand. If a notice of objection to the proposed payment is not received from the other party within ten (10) calendar days of its receipt of notice from the Escrow Agent, the Escrow Agent is hereby authorized to deliver the Deposit and all Interest to the party who made the demand. If the Escrow Agent receives a notice of objection within said ten (10) calendar day period, or if for any other reason the Escrow Agent in good faith elects not to deliver the Deposit and the Interest to the party who made the demand, then the Escrow Agent shall have the right, at its option, to either (1) continue to hold the Deposit and thereafter pay it to the party entitled thereto when the Escrow Agent receives (i) a notice from the objecting party withdrawing the objection, (ii) a notice signed by both parties directing disposition of the Deposit and Interest or (iii) a final judgment or order of a court of competent jurisdiction or (2) deposit the same with a court of competent jurisdiction in the State of New York, and Escrow Agent shall rely upon the decision of such court or a written statement executed by both Seller and Purchaser setting forth how the Deposit and Interest should be released.

3.3 Escrow Agent. The parties further agree that:

3.3.1 The Escrow Agent is executing this Agreement to acknowledge the Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties. Any amendment to this Agreement that is not signed by the Escrow Agent shall be effective as to the parties thereto, but shall not be binding on the Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them.

3.3.2 The Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to the Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document.

3.3.3 The Escrow Agent shall not be bound in any way by any other agreement or understanding between the parties hereto, whether or not the Escrow Agent has knowledge thereof or consents thereto unless such consent is given in writing.

3.3.4 The Escrow Agent’s sole duties and responsibilities shall be to hold and disburse the Deposit and Interest accrued thereon in accordance with this Agreement.

3.3.5 The Escrow Agent shall not be liable for any action taken or omitted by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the gross negligence, bad faith or willful misconduct of the Escrow Agent.

3.3.6 Upon the disbursement of the Deposit and Interest accrued thereon in accordance with this Agreement, the Escrow Agent shall be relieved and released from any liability under this Agreement.

3.3.7 The Escrow Agent may resign at any time upon at least ten (10) days prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Deposit and Interest accrued thereon to such successor escrow agent. From and after such resignation and the delivery of the Deposit and Interest accrued thereon to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the parties hereto shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Deposit and Interest accrued thereon with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.

3.3.8 Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold the Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Escrow Agent (including attorneys’ fees, expenses and court costs) by reason of the Escrow Agent’s acting or failing to act in connection with any of the matters contemplated by this Agreement as escrow agent or in carrying out the terms of this Agreement as escrow agent, except as a result of the Escrow Agent’s gross negligence, bad faith or willful misconduct.

3.3.9 Subject to the provisions of Section 3.2.5, in the event that a dispute shall arise in connection with this Agreement, or as to the rights of any of the parties in and to, or the disposition of, the Deposit and Interest, the Escrow Agent shall have the right to (w) hold and retain the Deposit and Interest until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit and Interest in an appropriate court of law, following which the Escrow Agent shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Deposit.

3.3.10 The Escrow Agent shall not have any liability or obligation for the failure, insolvency, or inability of the institution of depository with whom the escrow account is maintained to pay the Deposit or for any failure, refusal or inability of the institution of depository with whom the escrow account is maintained to pay the Deposit at the Escrow Agent’s direction, or for levies by taxing authorities based upon the taxpayer identification number used to establish the interest bearing escrow account.

ARTICLE IV

CLOSING, PRORATIONS AND CLOSING COSTS

4.1 Closing.

4.1.1 The closing of the purchase and sale of the Membership Interest (the “Closing”) shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109 and shall commence at 10:00 a.m. local time on October 31, 2014 (the “Scheduled Closing Date”). Notwithstanding anything herein to the contrary, each of Seller and Purchaser, in its sole and absolute discretion and for any reason or no reason at all, shall have the right to adjourn the Scheduled Closing Date from time to time for up to five (5) days in the aggregate by written notice to the other given on or before the original Scheduled Closing Date. TIME IS OF THE ESSENCE as to Purchaser’s obligation to close by the Scheduled Closing Date.

4.1.2 As used herein “Closing Date” shall mean the date on which the Closing occurs. In order to facilitate the timely and expeditious closing of title and the payment of the Purchase Price on the Closing Date, Seller and Purchaser shall conduct and complete a comprehensive pre-closing on the business day or business days (as may be necessary) prior to the Closing Date. In the event that the “Scheduled Closing Date” as defined in any Other Purchase Agreement is adjourned or extended in accordance with any Other Purchase Agreement, the Scheduled Closing Date under this Agreement shall be adjourned or extended by the same period such that the Closing Date shall at all times be the same as the “Closing Date” as defined in each Other Purchase Agreement.

4.2 Prorations. All matters involving prorations, credits or adjustments to be made in connection with the Closing and not specifically provided for in another section of this Agreement shall be adjusted in accordance with this Section 4.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of 11:59 P.M. on the day immediately preceding the Closing Date, with Seller and Purchaser to be treated as the owners of the Property pursuant to the terms of the JV Agreement (as hereinafter defined), for purposes of prorations of income and expenses, on and after the Closing Date. Notwithstanding the foregoing, in the event that the Purchase Price is not disbursed to or as directed by Seller on or before 3:00 p.m. (eastern time) on the Closing Date, then, for purposes of this Section 4.2, the Closing shall be deemed to have occurred on the next business day and all adjustments shall be recomputed accordingly. Except as otherwise set forth herein, all prorations shall be done in accordance with the customs with respect to title closings recommended by                     . All prorations and closing payments shall be made on the basis of a Proration Statement (as hereinafter defined) approved in writing by Purchaser and Seller as hereinafter set forth.

Not later than five (5) business days prior to the Closing Date, Seller will deliver to Purchaser a proposed “Proration Statement” which shall contain per diem amounts of all closing amounts to be prorated. Not later than three (3) business days prior to the Closing Date, Purchaser shall deliver to Seller a written statement of objection or agreement to such Proration Statement. Not later than two (2) business days prior to the Closing Date, Purchaser and Seller shall meet for the purpose of agreeing to and finalizing the Proration Statement, each of Purchaser and Seller hereby agree to act reasonably and in good faith in such discussions and determinations.

Any errors in apportionments pursuant to this Section 4.2 shall be corrected by appropriate re-adjustment between Seller and Purchaser subsequent to the Closing when the charge or error is determined.

The following items shall be prorated:

4.2.1 Property Taxes. Real estate and personal property taxes, business improvement district assessments and charges, vault charges and special assessments, if any, for the current fiscal year of the applicable taxing authority in which the Closing Date occurs. Seller shall cause Owner to pay all real estate and personal property taxes, business improvement district assessments and charges, vault charges and special assessments attributable to the Property through, but not including, the Closing Date. If the tax rate, assessment and/or assessed value for any of the foregoing items has not been set for the tax period in which the Closing occurs, then the proration of such items shall be based upon the rate, assessment and/or assessed value for the immediately preceding tax period and such proration shall be adjusted in cash between Seller and Purchaser promptly upon presentation of written evidence that the actual amount paid for the tax period in which the Closing occurs differs from the amounts used in the calculation of the proration of such amounts in accordance with the provisions of Section 4.2.12 hereof. Any discount received for an early payment shall be for the benefit of Seller.

4.2.2 [Condominium Charges. [“Common Charges” or “Limited Common Charges”] paid or payable by Owner pursuant to the [Condominium Declaration] on the basis of the current billing period on a per diem basis based upon the number of days in the current billing period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the current billing period on or after the Closing Date (which shall be allocated to Owner).] [if applicable]

4.2.3 Insurance Premiums. Insurance premiums paid or payable by Owner.

4.2.4 Utilities and Services. Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water, gas, steam and other utility bills, trash removal bills, janitorial and maintenance service bills, and all other operating and administrative expenses relating to the Property and allocable to the period prior to the Closing Date (other than such items which are the obligation of and directly paid by a Tenant under its Lease) shall be determined and paid by Owner before Closing, if possible, or shall be paid thereafter by Owner or adjusted between Purchaser and Seller immediately after the same have been determined. Seller shall have all base building meters read as of the Closing Date or within five (5) business days thereafter. Purchaser shall reimburse Seller for Purchaser’s proportionate share of all deposits, if any, previously furnished by Owner to any utility company or other service provider which are retained (as deposits) by the utility company or other service provider.

4.2.5 Base Rents. Base or fixed rents due under Leases (“Fixed Rent”) shall be adjusted on an if, as and when collected basis. If, on the Closing Date, any tenant under a Lease

(a “Tenant”) is in arrears in the payment of such rent, then any amounts received by Owner from any such Tenant after the Closing on account of such rent (net of reasonable costs of collection, including reasonable attorneys’ fees and disbursements) shall be applied in the following order of priority: (i) first, to the payment of monies owed to Seller, as the sole owner of Holdco for the period prior to Closing and Seller and Purchaser in accordance with their respective interests under the JV Agreement for the period after Closing, for the billing period in progress on the Closing Date, based upon the number of days during the accounting period in which the Closing occurs, (ii) second, to any current sums and arrearages owed to Owner (relating to billing periods after the billing period in progress as of the Closing Date), and (iii) last to Seller for all periods prior to the month in which the Closing occurred. Notwithstanding the foregoing, if any Fixed Rent is collected by Owner after the Closing Date which is expressly attributable in whole or in part to any period prior to the Closing, then Seller and Purchaser shall cause Owner to promptly pay to Seller its proportionate share thereof. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party. At Closing, Seller shall deliver to Purchaser a schedule of any rent which is delinquent as of the Closing Date. Notwithstanding anything contained herein to the contrary, (A) Seller shall have the right, at its sole cost and expense, to pursue in its own name, or in the name of Owner, after the Closing any tenants to collect delinquencies for periods prior to the Closing (including, without limitation, by the prosecution of an action or proceeding, provided that with respect to tenants who are, at the time in question, in occupancy of any portion of the Property, Seller shall (i) first deliver prior written notice to Purchaser of its intention to pursue such tenants, and (ii) not pursue the eviction of any such tenant or place a lien on or against the Property, without Purchaser’s prior written consent, which consent shall be granted in Purchaser’s sole and absolute discretion, and in which event all sums collected by Owner as a result of such action or proceeding (after payment of all reasonable costs and expenses of collection) shall be allocated to Seller and applied in full satisfaction of the subject delinquencies), and (B) with respect to Tenants who are, at the time in question, in occupancy of a portion of the Property, Purchaser and Seller each agree to cause Owner to use commercially reasonable efforts to collect any such delinquent rents allocable to the period of Seller’s 100% ownership of Holdco provided that in no event shall such efforts require the eviction of any such tenant unless Purchaser shall agree thereto in writing, and in which event all sums collected by Owner as a result of such litigation (after payment of all costs and expenses, including reasonable attorneys’ fees) shall be allocated to Seller and applied in full satisfaction of the subject delinquencies. No action which results in the compromising of any claim against any Tenant with respect to base or fixed rents due under such Tenant’s Lease for the period prior to the Closing shall be made without Seller’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.

4.2.6 Additional Rents.

(a) If any Tenants are required to pay percentage rents, charges for operating expenses, escalation charges for increases in operating expenses, if any, business improvement district assessments, labor cost increases, cost-of-living increases, charges for electricity, water, cleaning or overtime services, work order charges, “sundry charges” or other charges of a similar nature (collectively, “Additional Rents”), the same shall be adjusted on an if, as and when collected basis. With respect to any estimated Additional Rents paid or payable by Tenants for any period prior to the Closing which, pursuant to the applicable Lease, are to be recalculated after the Closing based upon actual expenses and other relevant factors, (i) Seller agrees, with respect to such adjustments which are in favor of any such Tenant, to pay to Owner Seller’s proportionate share of the amount of such adjustment (after which Owner shall pay directly to the Tenant in question), within fifteen (15) days after written demand and presentation to Seller of documentation in support of such adjustments, and (ii) Seller and Purchaser agree to cause Owner, with respect to such adjustments which are in favor of landlord, to pay to Seller its proportionate share of the amount of such adjustments which the Tenant pays to Owner, within fifteen (15) days after receipt thereof by Owner. Seller and Purchaser agree to cause Owner to, in accordance with Owner’s standard practice in the management and operation of the Real Property, bill Tenants such Additional Rents attributable to an accounting period that shall have expired prior to the Closing in the same manner that Owner bills tenants for Additional Rents in respect of an accounting period that shall expire after the Closing (including without limitation, the annual “true up” at the end of each calendar year). Notwithstanding anything contained herein to the contrary, (A) Seller shall have the right, at its sole cost and expense, to pursue in its own name, or in the name of Owner, after the Closing any tenants to collect delinquencies for periods prior to the Closing (including, without limitation, by the prosecution of an action or proceeding, provided that with respect to tenants who are, at the time in question, in occupancy of any portion of the Property, no such action or proceeding shall require the eviction of any such tenant without the Purchaser’s consent, and in which event all sums collected by Seller as a result of such litigation (after payment of all costs and expenses) shall be applied in full satisfaction of the subject delinquencies), and (B) with respect to Tenants who are, at the time in question, in occupancy of a portion of the Property, Seller and Purchaser agree to cause Owner to use commercially reasonable efforts to collect any such delinquent Additional Rent allocable to the period of Seller’s 100% ownership of Holdco provided that in no event shall such efforts require the eviction of any such tenant unless Purchaser shall agree thereto in writing, and in which event all sums collected by Seller as a result of such litigation (after payment of all costs and expenses) shall be applied in full satisfaction of the subject delinquencies). No action which results in the compromising of any claim against any Tenant with respect to base or fixed rents due under such Tenant’s Lease for the period prior to the Closing shall be made without Seller’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(b) With respect to any Tenant which has paid all Additional Rents due and payable to the Closing Date, if, prior to the Closing, Owner or Owner’s managing agent shall have actually received and collected any installments or other amounts of Additional Rents from such Tenant attributable to Additional Rents for periods from and after the Closing Date, then Seller shall cause Owner to retain such amounts until Closing.

(c) Any Additional Rents collected by Owner after the Closing from Tenants who owe Additional Rents for periods prior to the Closing (to the extent not applied against Fixed Rents due and payable by such Tenant in accordance with Section 4.2.5 above) shall be applied to Additional Rents then due and payable in the following order of priority: (i) first, in payment of Additional Rents for the accounting period in which the Closing Date occurs, with such amounts being prorated between Seller, as the sole owner of Holdco for the period prior to Closing and Seller and Purchaser in accordance with their respective interests under the JV Agreement for the period after Closing, based upon the number of days during the accounting period in which the Closing occurs, (ii) second, in payment of Additional Rents for any accounting periods which commenced after the Closing occurs, but only to the extent payments of Additional Rents for such accounting period are then currently due; and (iii) third, in payment of Additional Rents for accounting periods preceding the accounting period in which the Closing occurs. Notwithstanding the foregoing, (I) if any Additional Rents are collected by Owner after the Closing Date which are expressly attributable in whole or in part to any period prior to the Closing, then Seller and Purchaser shall cause Owner to promptly pay to Seller its proportionate share thereof, (II) if any Additional Rents are collected by Owner after the Closing Date which are expressly attributable in whole or in part to any period prior to the Closing, then Owner may retain its proportionate share thereof, and (III) any funds collected by Owner for Additional Rents as the result of an end of billing period “true up” that are in favor of landlord, shall be divided between Seller, as the sole owner of Holdco for the period prior to Closing and Seller and Purchaser in accordance with their respective interests under the JV Agreement for the period after Closing.

(d) Any rents or other amounts paid by Tenants pursuant to the Leases actually received and collected by Owner prior to Closing, but that correspond to real estate taxes, operating expenses or other charges which are not due and payable until after the Closing.

4.2.7 Brokerage Commissions; Tenant Improvements; Free Rent.

(a) Seller shall be responsible for the payment of (A) all leasing commissions, referral fees and other similar commissions or fees (collectively, “Leasing Commissions”) relating to Existing Leases executed prior to the date hereof, (B) a fraction of Leasing Commissions in respect of New Leases executed after the date hereof but prior to the Closing Date the numerator of which is base or fixed rent due under such New Leases prior to the Closing Date, if any, and the denominator of which is all base or fixed rent due under such New Leases, and (C) a fraction of the Leasing Commissions which become due or payable after Closing in connection with the exercise at any time after the date hereof of any renewal periods or rights relating to additional space under renewal options, expansion options or first offer rights under the Existing Leases (including, without limitation, failure by a tenant to exercise a termination option) the numerator of which is base or fixed rent due under such Existing Leases with respect to the applicable renewal term or expansion option prior to the Closing Date and the denominator of which is all base or fixed rent due with respect to the applicable renewal term or expansion option under such Existing Leases, provided, however, that Purchaser and Seller shall cause Owner to be responsible for (1) a fraction of Leasing Commissions in respect of New Leases executed after the date hereof but prior to the Closing Date the numerator of which is base or fixed rent due under such New Leases on and after the Closing Date and the denominator of which is all base or fixed rent due under such New Leases, (2) all Leasing Commissions set forth on Schedule 4.2.7(a) attached to this Agreement, and (3) a fraction of the Leasing Commissions which become due or payable after Closing in connection with the exercise at any time after the date hereof of any renewal periods or rights relating to additional space under renewal options, expansion options or first offer rights under the Existing Leases (including, without limitation, failure by a tenant to exercise a termination option) the numerator of which is base or fixed rent due under such Existing Leases with respect to the applicable renewal term or expansion option on and after the Closing Date and the denominator of which is all base or fixed rent due under such Existing Leases with respect to the applicable renewal term or expansion option. Seller shall reimburse Purchaser as an adjustment item to the extent Owner has not paid any Leasing Commissions prior to the Closing which are the responsibility of Seller under this Section 4.2.7 and Purchaser and Seller shall cause Owner to reimburse Seller as an adjustment item to the extent Seller has paid any Leasing Commissions prior to Closing which are the responsibility of Owner under this Section 4.2.7. Notwithstanding anything to the contrary in this Section 4.2.7(a), to the extent any matter specified in Schedule 4.2.7(a) is inconsistent with the foregoing provisions of this Section 4.2.7(a), Schedule 4.2.7(a) shall govern.

(b) Seller shall be responsible for the payment of (A) except as otherwise provided in clause (2) of this Section 4.2.7(b), all tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or to the tenant), tenant allowances, tenant “buy-out” or lease surrender costs, work allowances and work letters (and, in the case of any such inducement not paid in cash, the dollar value thereof), legal fees and expenses, moving allowances and other out-of-pocket costs (collectively, the “Tenant Allowances”) relating to Existing Leases executed prior to the date hereof, (B) a fraction of Tenant Allowances in respect of New Leases executed prior to the Closing Date the numerator of which is rent due under such New Leases prior to the Closing Date and the denominator of which is all rent due under such New Leases, and (C) a fraction of the Tenant Allowances which become due or payable after Closing in connection with the exercise at any time after the date hereof of any renewal periods or rights relating to additional space under renewal options, expansion options or first offer rights under the Existing Leases (including, without limitation, failure by a tenant to exercise a termination option) the numerator of which is base or fixed rent due under such Existing Leases (for any such renewal period or additional space) prior to the Closing Date and the denominator of which is all base or fixed rent due under such Existing Leases (for any such renewal period or additional space) during the stated term thereof, provided, however, that Purchaser and Seller shall cause Owner to be responsible for (1) a fraction of Tenant Allowances in respect of New Leases executed prior to the Closing Date the numerator of which is rent due under such New Leases on and after the Closing Date and the denominator of which is all rent due under such New Leases, (2) all Tenant Allowances set forth on Schedule 4.2.7(b) attached to this Agreement, and (3) a fraction of the Tenant Allowances which become due or payable after Closing in connection with the exercise at any time after the date hereof of any renewal periods or rights relating to additional space under renewal options, expansion options or first offer rights under the Existing Leases (including, without limitation, failure by a tenant to exercise a termination option) the numerator of which is base or fixed rent due under such Existing Leases with respect to the applicable renewal term or expansion option on and after the Closing Date and the denominator of which is all base or fixed rent due under such Existing Leases with respect to the applicable renewal term or expansion option. Seller shall reimburse Purchaser as an adjustment item to the extent Owner has not paid any Tenant Allowances prior to the Closing which are the responsibility of Seller under the preceding sentence and Purchaser and Seller shall cause Owner to reimburse Seller as an adjustment item to the extent Seller has paid any Tenant Allowances prior to Closing which are the responsibility of Owner under the preceding sentence. Owner shall in no event be obligated to pay for any increased costs relating to change orders or additions to the tenant improvements or changes in the scope of the work or the specifications agreed to by Purchaser and issued on or after the date hereof with respect to Existing Leases. Seller represents and warrants, except as set forth on Schedule 4.2.7(b), that as of the date hereof, there are no other Tenant Allowances payable in connection with the Existing Leases. Notwithstanding anything to the contrary in this Section 4.2.7(b), to the extent any matter specified in Schedule 4.2.7(b) is inconsistent with the foregoing provisions of this Section 4.2.7(b), Schedule 4.2.7(b) shall govern.

(c) Seller shall reimburse Purchaser as an adjustment item for Purchaser’s proportionate share of any unexpired “free rent”, “rent abatement”, “rent allowance”, “rent credit” or other “rent concession” periods identified on Schedule 4.2.7(c) hereto in an amount equal to 45% of the amount of base rent that would have been paid by such Tenants had no such free rent, rent abatement, rent allowance, rent credit or other rent concession period existed from and after the Closing. Notwithstanding anything to the contrary in this Section 4.2.7(c), to the extent any matter specified in Schedule 4.2.7(c) is inconsistent with the foregoing provisions of this Section 4.2.7(c), Schedule 4.2.7(c) shall govern.

4.2.8 [Employees. Salaries, wages, vacation pay, bonuses and any other fringe benefits (including, without limitation, social security, unemployment compensation, employee disability insurance, sick pay, welfare and pension fund contributions, payments and deposits, if any) of all Employees (as hereinafter defined).] [if applicable]

4.2.9 Contracts. Charges and payments under Contracts or permitted renewals or replacements thereof, on the basis of current billing period on a per diem basis based upon the number of days in the current billing period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the current billing period on or after the Closing Date (which shall be allocated to Owner).

4.2.10 Permit Fees. Fees and other amounts payable under the Permits and Licenses.

4.2.11 [Interest on Existing Mortgage Loan. Interest payments due under the Existing Mortgage Loan, on a per diem basis based upon the number of days in the current billing period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the current billing period on or after the Closing Date (which shall be allocated to Owner).] [if applicable]

[Capital Projects. Seller shall be responsible for payment of all remaining costs of the projects described on Schedule 4.2.11. Seller shall be entitled to receive and retain all rebates and/or any reimbursements received from Tenants in connection with such projects.] [if applicable]

4.2.12 Method of Calculation. For purposes of calculating prorations, Owner, as controlled by Holdco after giving effect to the transactions contemplated hereby, shall be deemed to be the owner of the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs, and thereafter all such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. Seller and Purchaser agree to use reasonable efforts to calculate all adjustments required under this Article IV (and to make the adjustment payments resulting from such calculations) with respect to those items of income and expense which are ascertainable on the Closing Date by no later than twenty (20) days after the

Closing Date. Each other item of income and expense which is subject to adjustment under this Article IV, but which is not ascertainable on the Closing Date will be adjusted retroactive to the Closing Date, and the payment made on such adjustment within sixty (60) days after the date that such adjustment becomes ascertainable, i.e., the date by which each party, in its good faith business judgment, has sufficient information to make such adjustment. The parties agree that each party shall have the right following Closing, on reasonable written notice to the other, from time to time to review the books and records of such other party pertaining solely to the operations of the Property to the extent reasonably necessary to confirm the amounts of adjustments payable to Seller and/or Purchaser following the Closing, and Seller and Purchaser shall instruct any property manager to make its books and records available for this purpose. Purchaser and Seller shall cooperate as necessary following the Closing in order to promptly and in good faith discharge their respective obligations under this Article IV. Claims with respect to items of adjustment which are subject to litigation or administrative proceedings will be valid if made on or before the later to occur of (i) the date that is one (1) year after the Closing Date and (ii) the date that is one hundred eighty (180) days after a final order shall have issued in such litigation or administrative hearing. Both parties shall use good faith efforts to resolve any disputed claims promptly.

4.2.13 Survival. The provisions of this Section 4.2 shall survive the Closing subject to the limitations set forth in Section 4.2.12 above.

4.3 Transfer Taxes. Seller shall pay at Closing any transfer taxes imposed upon the conveyance of the Membership Interest hereunder and in connection with the transactions contemplated hereunder pursuant to the laws of the State of                 , if any (the “Transfer Taxes”) and agrees to indemnify, defend and hold harmless Owner, Subsidiary REIT, Holdco, Purchaser and its affiliates, and Purchaser’s and its affiliates’ partners, members, trustees, advisors, officers and directors from and against any and all liability, losses, claims, counterclaims, actions, damages, judgments, penalties, costs and expenses of any nature (including, without limitation, reasonable attorneys’ fees and disbursements incurred in connection with enforcing this indemnity), with respect thereto. The provisions of this Section 4.3 shall survive the Closing.

4.4 Sales Taxes. Although it is not anticipated that any sales tax shall be due and payable in connection with the transactions contemplated by this Agreement, in the event that there shall be any State of                  or City of                  sales and/or compensating use taxes imposed, assessed or due (1) in respect of the period of Seller’s direct or indirect ownership of the Property prior to Closing, and (2) in connection with the transactions contemplated hereunder, Seller shall pay such amount, or cause such amount to be paid, at the Closing and indemnify, defend and hold harmless Owner, Subsidiary REIT, Holdco, Purchaser and its affiliates, and Purchaser’s and its affiliates’ partners, members, trustees, advisors, officers and directors from and against any and all liability, losses, claims, counterclaims, actions, damages, judgments, penalties, costs and expenses of any nature (including, without limitation, reasonable attorneys’ fees and disbursements incurred in connection with enforcing this indemnity), with respect thereto. The provisions of this Section 4.4 shall survive the Closing.

4.5 Closing Costs.

4.5.1 Seller shall pay all fees and commissions due to the Broker (as hereinafter defined) in accordance with Section 13.1. Purchaser shall pay all title insurance premiums, title examination fees and survey costs incurred by Purchaser. All other costs, fees, expenses and charges of any kind incident to the sale and conveyance of the Membership Interest from Seller to Purchaser, including attorneys’ fees and consultants’ fees, shall be borne by the party incurring the same.

4.5.2 [Seller shall (i) take any action as may be required by the Existing Mortgage Loan Documents and the Condominium Declaration to notify the lenders under the Existing Mortgage Loan and the [The Board of Managers] of the Condominium of the transactions contemplated hereby and (ii) pay at Closing any payments or fees required to be paid in connection with the conveyance of the Membership Interest hereunder in accordance with the Existing Mortgage Loan Documents or the Condominium Declaration. Seller shall indemnify and hold Purchaser harmless from any and all claims, losses, liabilities and lawsuits arising from or as a result of Seller’s failure to pay all or any portion of such required payment or fee, which indemnification obligation shall survive the Closing.] [if applicable]

4.5.3 The provisions of this Section 4.5 shall survive the Closing.

ARTICLE V

TITLE AND SURVEY MATTERS

5.1 Title.

5.1.1 Updated Commitment and Survey. Purchaser has received a title insurance commitment for an owner’s policy of title insurance for the Real Property under its Title No.                      dated as of September     , 2014 (the “Title Commitment”) from Fidelity National Title Insurance Company (the “Title Company”), setting forth the status of title to the Real Property and any defects in or objections or exceptions to title to the Real Property, together with true and correct copies of all instruments giving rise to such defects, objections or exceptions. Purchaser shall instruct the Title Company to forward a copy of any updates to the Title Commitment to Seller’s attorney simultaneously with the issuance thereof to Purchaser. Seller has delivered to Purchaser a copy of a survey of the Real Property, dated                      and most recently visually certified as of             , 2014, as prepared by                      (the “Survey”). Purchaser shall instruct the surveyor to forward a copy of any updated Survey and any further updates thereof to Seller’s attorney and the Title Company simultaneously with the issuance thereof to Purchaser.

5.1.2 Title Objections.

(a) Purchaser shall have no right to object to any title or survey matters which are Permitted Exceptions (as hereinafter defined). If any update of either the Survey or the Title Commitment shall reveal or disclose any defects, objections or exceptions in the title to the Real Property which are not Permitted Exceptions and to which Purchaser objects (“Title Objections”), then Purchaser (or Purchaser’s counsel) shall notify Seller (or Seller’s counsel) of such Title Objections in writing within ten (10) days of Purchaser’s receipt of such updated Title Commitment or update of the Survey.

(b) If Purchaser does not notify Seller in writing of any such Title Objections within the time period set forth in this Section 5.1.2, then Purchaser shall be deemed to have accepted the state of title to the Real Property reflected in the updated Title Commitment and updated Survey received by Purchaser and to have waived any claims or defects which it might otherwise have raised with respect to the matters reflected therein and the same shall be deemed to be Permitted Exceptions for all purposes of this Agreement.

5.1.3 Permitted Exceptions. At the Closing, the Property shall be subject only to the Permitted Exceptions.

(a) Permitted Exceptions to Title. At Closing, title to the Property shall be held by Owner subject only to the following exceptions to title (the “Permitted Exceptions”):

(1) any state of facts shown on the Survey and any state of facts an accurate survey would show;

(2) all laws, ordinances, rules and regulations of any Governmental Authority (as hereinafter defined), as the same now exist or may be hereafter modified, supplemented, promulgated, meted or issued;

(3) right, lack of right or restricted right of any owner of the Property to construct and/or maintain (and the right of any Governmental Authority to require the removal of) any vault or vaulted area, in or under the streets, sidewalks or other areas abutting the Property, and any applicable licensing statute, ordinance and regulation, the terms of any license pertaining thereto and the lien of vault taxes, provided any such vault taxes or charges which are then due and payable are paid by Seller at Closing;

(4) all presently existing and future liens of real estate assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not due and payable and are apportioned as provided in this Agreement;

(5) all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority, applicable to the Property whether or not noted in the records of or issued by, any Governmental Authority, existing on the Closing Date;

(6) such matters as the Title Company shall be willing to omit as exceptions to coverage or affirmatively insure over at no cost or expense to Purchaser with respect to an owner’s policy issued by the Title Company on the Closing Date;

(7) minor variations between the tax lot lines and the description of the Land set forth on Exhibit A attached hereto and made a part hereof;

(8) all utility easements of record as of the date hereof;

(9) exceptions set forth on Schedule 5.1.3;

(10) any defects, objections or exceptions in the title to the Real Property disclosed in any update of the Title Commitment or any updates of the Survey with respect to which Title Objections have not been delivered within ten (10) days of Purchaser’s receipt thereof;

(11) any defects or other matters which will be extinguished upon the transfer of the Property; and

(12) any other matter or thing affecting title to the Property that Purchaser shall have agreed or be deemed to have agreed to waive.

5.1.4 Elimination of Liens. If any Title Objections appear in any update to the Title Commitment or the Survey which are not Permitted Exceptions and to which Purchaser has timely objected pursuant to Section 5.1.2 hereof, then Seller shall be obligated to cause to be released, satisfied and otherwise discharged of record all such Title Objections which are (1) a mortgage, deed of trust, security agreement, financing statement, or any other instrument which evidences or secures indebtedness, a mechanics’ lien, or any other lien which can be satisfied by the payment of a liquidated sum but expressly excluding any liens caused by the act or failure to act of a Tenant or with respect to which the responsibility to pay, discharge or bond over is that of a Tenant[, and further excluding any instruments relating to the Existing Mortgage Loan] (collectively, “Monetary Encumbrances”), and (2) any encumbrances voluntarily recorded or otherwise placed or permitted to be placed by Seller or Owner against the Property on or following the date of the Title Commitment and not approved by Purchaser (“Voluntary Encumbrances”). Nothing herein shall require Seller or Owner to cure any title objection other than as expressly set forth in the immediately preceding sentence. Either Seller or Purchaser, each in its sole discretion, may adjourn the Scheduled Closing Date from time to time for up to one hundred eighty (180) days in the aggregate, during which period Seller shall use commercially reasonable efforts to eliminate any Title Objections or Voluntary Encumbrances (which in either case are not Permitted Exceptions). If, as of the Closing Date, there are any Title Objections (which are not Permitted Exceptions or are not otherwise omitted from Purchaser’s title insurance policy without the payment of additional premiums), then, subject to each party’s right to adjourn the Scheduled Closing Date for up to one hundred eighty (180) days in the aggregate in order to eliminate any Title Objections or Voluntary Encumbrances, Purchaser shall have the right (as its sole and exclusive remedy with respect to such matters) either (I) to terminate this Agreement by delivering notice thereof to Seller, in which event Purchaser shall be entitled to the return of the Deposit and Interest, neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement, and if the sole reason for Purchaser’s termination is Seller’s failure to remove a Voluntary Encumbrance against the Property, Purchaser shall be entitled to a reimbursement from Seller up to an amount not to exceed                      Dollars ($        ), for the reasonable costs and expenses actually incurred by Purchaser in connection with Purchaser’s negotiation and execution of this Agreement and due diligence with respect to the Property, or (II) to waive, in writing, its objection thereto and consummate the Closing, in which event (i) such Title

Objections shall thereupon constitute Permitted Exceptions for all purposes of this Agreement and (ii) Seller shall be obligated, at Closing, to remove any Voluntary Encumbrances which are not Permitted Exceptions and Purchaser shall be entitled to a credit against the Balance of the Purchase Price in an amount equal to the sum of the amount necessary to discharge of record all of the unsatisfied Monetary Encumbrances. Seller agrees that Seller shall not and shall not cause Owner to voluntarily enter into any agreement to create a lien or encumbrance on the Property after the date hereof without Purchaser’s prior written consent, which consent may be granted in Purchaser’s sole and absolute discretion.

5.1.5 Payment from Balance of the Purchase Price. Any unpaid water charges, sewer rents and assessments, together with the interest and penalties thereon to a date not more than five (5) business days following the Closing Date (in each case subject to any applicable apportionment), and any Monetary Encumbrances, together with the cost of recording or filing any instruments necessary to discharge such Monetary Encumbrances, may be paid out of the proceeds of the Balance of the Purchase Price payable at the Closing. Seller hereby agrees to deliver to the Title Company, on the Closing Date, instruments in recordable form sufficient to discharge any such Monetary Encumbrances and to cause the Title Company to omit same from the Title Commitment. Upon request of Seller, delivered to Purchaser no later than two (2) business days prior to the Closing, Purchaser shall provide at the Closing a wire transfer of federal funds as Seller shall direct, in an aggregate amount not to exceed the Balance of the Purchase Price, as adjusted for apportionments required under this Agreement, payable at the Closing.

5.1.6 Affidavits. If the Title Commitment discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller or Owner, Seller, on request, shall deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller or Owner (as applicable), in form reasonably acceptable to the Title Company and to Seller.

5.1.7 Violations. Purchaser hereby acknowledges and agrees that at Closing, the Property may be subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Property (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Property. Neither Seller nor Owner shall have any duty to remove or comply with or repair any condition, matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Property, neither Seller nor Owner shall have any duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and Purchaser hereby acknowledges and agrees that it shall accept the Membership Interests with the Property subject to all such Violations, the existence of any conditions at the Property which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, and that in each case, Purchaser shall purchase the Membership Interests without any abatement of or credit against the Purchase Price with respect thereto; provided, however, that with respect to any Violations first arising after the date of this Agreement but prior to Closing, Seller shall, at its sole cost and expense, cure such Violations, which obligation shall survive the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

6.1 Seller’s Representations. Seller represents and warrants that the following matters are true and correct as of the date hereof with respect to Seller, Owner and to the Property:

6.1.1 Authority. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and perform the terms of this Agreement. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Seller, be legal, valid and binding obligations of Seller. Seller is not subject to any law, order, decree, restriction or agreement (including any provisions of the Certificate of Limited Partnership or limited partnership agreement of Seller) which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. Seller owns 100% of the Membership Interest free and clear of all liens, claims and encumbrances and neither Seller, nor any predecessor in interest to Seller, has sold, transferred or assigned any beneficial interests in Owner in the three (3) year period preceding the date of this Agreement (except for any transaction involving the sale or transfer of interests in Seller or Boston Properties Inc.).

6.1.2 Bankruptcy or Debt of Seller. Neither Seller nor Owner has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to Seller’s knowledge, suffered the filing of an involuntary petition by Seller’s or Owner’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s or Owner’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s or Owner’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally. As of the Closing, neither Holdco nor Subsidiary REIT will have made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to Seller’s knowledge, suffered the filing of an involuntary petition by Holdco or Subsidiary REIT’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Holdco’s or Subsidiary REIT’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Holdco’s or Subsidiary REIT’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

6.1.3 Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Code, and Seller agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service or Purchaser in connection with such declaration.

6.1.4 [Condominium Declaration.] [if applicable]

(iii) Seller has delivered to Purchaser a true, correct and complete copy of the Condominium Declaration.

(iv) The Condominium Declaration is in full force and effect, and has not been amended or modified by any writing or otherwise except as set forth on Exhibit A-3 hereto.

(v) The agreements listed on Exhibit A-3 constitute all of the documents that comprise the Condominium Declaration.

(vi) All amounts payable by Owners under the Condominium Declaration have been paid to the extent that they are payable prior to the date hereof.

(vii) Neither Seller, Owner nor [The Board of Managers] of the Condominium has received or delivered any written notices of default under the Condominium Declaration, and to Seller’s knowledge there has been no event which, but for the passing of time and the giving of notice, would constitute a default under the Condominium Declaration.

(viii) Neither Seller, Owner nor [The Board of Managers] of the Condominium has assigned, pledged, encumbered or hypothecated its interest in the Condominium Declaration.

(ix) With respect to the Condominium, no consent of any party, including [The Board of Managers] of the Condominium, is required in connection with the consummation of the transactions contemplated by this Agreement.

6.1.5 [Existing Mortgage Loan.] [if applicable]

(i) Seller has delivered to Purchaser a true, correct and complete copies of the documents evidencing and securing the Existing Mortgage Loan (the “Existing Mortgage Loan Documents”).

(ii) The Existing Mortgage Loan Documents are in full force and effect, and have not been amended or modified by any writing or otherwise except as set forth on Exhibit A-4 hereto.

(iii) The agreements listed on Exhibit A-4 constitute all of the documents that comprise the Existing Mortgage Loan Documents.

(iv) All amounts payable by Owners under the Existing Mortgage Loan Documents have been paid to the extent that they are payable prior to the date hereof.

(v) As of the date of this Agreement, the unpaid principal balance of the Existing Mortgage Loan is $        .

(vi) Neither Seller nor Owner has received or delivered any written notices of default under the Existing Mortgage Loan Documents, and to Seller’s knowledge there has been no event which, but for the passing of time and the giving of notice, would constitute a default under the Existing Mortgage Loan Documents.

(vii) With respect to the Existing Mortgage Loan, no consent of any party, including the lenders under the Existing Mortgage Loan, is required in connection with the consummation of the transactions contemplated by this Agreement.

6.1.6 [Leasehold Interest.] [if applicable]

(i) Seller has delivered to Purchaser a true, correct and complete copy of the [Landlord] Lease.

(ii) The [Landlord] Lease is in full force and effect, and has not been amended or modified by any writing or otherwise, except as set forth in the definition of the [Landlord] Lease in this Agreement.

(iii) The [Landlord] Lease (as defined in this Agreement) constitutes all of the documents that comprise the [Landlord] Lease.

(iv) All amounts payable by Owner under the [Landlord] Lease have been paid to the extent that they are payable prior to the date hereof.

(v) Neither Seller nor Owner has received or delivered any written notices of default under the [Landlord] Lease, and, to Seller’s knowledge, there has been no event which, but for the passing of time and the giving of notice, would constitute a default under the [Landlord] Lease.

(vi) Neither Seller nor Owner has assigned, pledged, encumbered or hypothecated its interest in the [Landlord] Lease [except in connection with the Exiting Mortgage Loan].

(vii) With respect to the [Landlord] Lease, no consent of any party, including [applicable Landlord], is required in connection with the consummation of the transactions contemplated by this Agreement.

6.1.7 [License.] [if applicable]

(i) Seller has delivered to Purchaser a true, correct and complete copy of the [License], dated [                    ], from [                    ] to Owner (the “License”).

(ii) The License is in full force and effect, and has not been amended or modified by any writing or otherwise except as set forth on Exhibit A-     hereto.

(iii) The agreements listed on Exhibit A-     constitute all of the documents that comprise the License.

(iv) All amounts payable by Owner under the License have been paid to the extent that they are payable prior to the date hereof (including in respect of any amounts that are required to be deposited into escrow under the License).

(v) Neither Seller nor Owner has received any written notices of non-compliance under the License, and, to Seller’s knowledge, the conditions and restrictions imposed on Owner under the License have been complied with in all material respects.

6.1.8 Reserved.

6.1.9 Leases; Brokerage Documentation.

(i) Seller has delivered or made available to Purchaser true, correct and complete copies of the Existing Leases. A true, correct and complete list of the Existing Leases is set forth in Schedule 6.1.9(i). No representation is made as to possible assignments of any of the Leases not consented to by Seller.

(ii) To Seller’s knowledge, there are no subleases or assignments affecting the Property except as set forth on Schedule 6.1.9(i).

(iii) No base rent, fixed rent or additional rent (however defined in Existing Leases) has been paid more than one (1) month in advance by any tenant under any Existing Lease, and except as set forth in Schedule 6.1.9(iii) hereof, neither Seller nor Owner has received any written notices by any tenant under any Existing Lease asserting a material default by Seller under such Existing Lease, asserting any defense or off-set to rent or additional rent by any such tenant or any right to cancel or terminate its Lease or to be relieved of any of its obligations thereunder, in any such case based on an allegation that Owner is in default of any of its obligations as landlord under any Existing Lease, in both cases which default remains uncured.

(iv) Seller does not warrant that any particular Lease will be in force or effect at the Closing, or, subject to the representations set forth in subsection (vii) below, that the Tenants will have performed their obligations thereunder. The termination of any Lease prior to the Closing shall not affect the obligations of Purchaser under this Agreement, or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any claim on the part of Purchaser against Seller.

(v) The only written documentation relating to the payment of Leasing Commissions in connection with the Existing Leases as of the date hereof are those invoices listed on Schedule 6.1.9(v) attached hereto (the “Brokerage Documentation”). Seller has delivered or made available to Purchaser true and correct copies of the Brokerage Documentation. To Seller’s knowledge, all Leasing Commissions which are currently due and payable have been paid in full, subject to Purchaser’s obligations for reimbursement of certain related amounts as set forth in Section 4.2.7.

(vi) The only management agreements in connection with the Property in effect as of the date hereof are those listed on Schedule 6.1.9(vi) attached hereto (the “Existing Management Agreements”). Purchaser shall not be obligated to assume any of Seller’s obligations under, and Seller shall terminate at Closing, the Existing Management Agreements.

(vii) Attached hereto as Schedule 6.1.9(vii), is a true, correct and complete list of rent arrearages with respect to Existing Leases, as of             , 2014. At the Closing, Seller will provide an updated list of rent arrearages dated not later than five (5) business days prior to the Closing Date.

(viii) No Tenant is entitled to any free rent, rent abatement, rent allowance, rent credit or other rent concession except as set forth on Schedule 4.2.7(c).

(ix) Neither Seller nor Owner has assigned, transferred, conveyed or hypothecated its interest in and to the Leases.

(x) Owner is not in possession of any Security Deposits for any of the Leases, except as set forth on Schedule 6.1.9(x). The Security Deposits for all Leases, and all letters of credit in respect of such Security Deposits, are held, maintained, or, in the case of letters of credit, issued for the benefit of Owner or Seller.

6.1.10 Entity Representations.

(a) Owner is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. As of the Closing, Holdco and Subsidiary REIT shall be limited liability companies duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Attached hereto as Schedule 6.1.10(b)-1, Schedule 6.1.10(b)-2 and Schedule 6.1.10(b)-3 are structure charts reflecting the ownership structure of Owner (i) as of the date hereof, (ii) after giving effect to the Reorganization, and (iii) on the Closing Date after giving effect to the consummation of the transactions contemplated under this Agreement, respectively. If Seller desires to effectuate any transaction prior to the Closing Date that would require any change to any of such structure charts, Seller shall provide Purchaser with a reasonable period of time to review any such proposed changes, and any such proposed changes shall be subject to Purchaser’s prior written approval, in its sole and absolute discretion.

(c) As of the date of this Agreement, Seller owns 100% of the limited liability company interest in Owner (the “Owner Equity Interests”), and Owner owns 100% of the Property. As of the Closing, (i) Seller shall own 100% of the limited liability company interest (the “Holdco Equity Interests”) in Holdco; (ii) Holdco shall own 100% of the limited liability company interest in Subsidiary REIT (the “Subsidiary REIT Interests”); and (ii) Subsidiary REIT shall own 100% of the Owner Equity Interests (together with the Holdco Equity Interests and the Subsidiary REIT Equity Interests, the “Owner Group Equity Interests”), and Owner shall continue to own 100% of the Property. [TO BE CONFORMED TO PROPERTY OWNERSHIP STRUCTURE]

(d) No person or entity has any oral or written right, agreement or option to acquire all or any portion of the Owner Group Equity Interests.

(e) Owner has duly filed with the appropriate federal, state and local taxing authorities all tax returns required to be filed by or with respect to it, and all such filed tax returns are true, complete and accurate in all material respects. Owner has paid when due (including, if applicable, on extension) all taxes shown to be due on all tax returns filed by Owner and paid all taxes otherwise due and payable. Owner has no material liability for unpaid taxes. As of the Closing, Holdco and Subsidiary REIT shall have duly filed with the appropriate federal, state and local taxing authorities all tax returns required to be filed by or with respect to it, and all such filed tax returns are true, complete and accurate in all material respects. As of the Closing, Holdco and Subsidiary REIT shall have no material liability for unpaid taxes. Seller will at all times during Seller’s ownership of the Holdco Equity Interests be, and will at the Closing be, a partnership for federal and              income tax purposes.

(f) Owner was organized solely for the purpose of owning, directly or indirectly the Property, and at all times since its formation, Owner has not engaged in any business or owned assets unrelated to the Property. As of the Closing, Holdco and Subsidiary REIT will have been organized solely for the purpose of owning, directly or indirectly the Property, and at all times since its formation, neither Holdco nor Subsidiary REIT will have engaged in any business or owned assets unrelated to the Property.

(g) Owner does not own or have any subsidiary which directly or indirectly owns or has any investment in any of the capital stock of, or any other proprietary interest in, nor is it a party to a partnership or joint venture with, any other Person. As of the Closing, neither Holdco nor Subsidiary will own or have any subsidiary which directly or indirectly owns or has any investment in any of the capital stock of, or any other proprietary interest in, nor is it a party to a partnership or joint venture with, any other Person. For this purpose, “a partnership or joint venture” means any business or contractual relationship (written or oral), pursuant to which the specified entity shares with any Person the profits and/or losses of any undertaking or pursuant to which the specified entity may be liable for the acts or undertakings of any Person.

6.1.11 Telecommunications Contracts. Except as listed on Schedule 6.1.9(i) and Schedule 1.1.10, there are no telecommunications agreements in effect with respect to the Property as of the date hereof (including all amendments, modifications and supplements thereto).

6.1.12 Contracts. Schedule 1.1.10 attached hereto is a true, correct and complete list of all Contracts to which the Property is subject and which would remain in effect after the Closing Date. Seller has delivered to Purchaser true, correct and complete copies of the Existing Contracts.

6.1.13 Condemnation. Neither Seller nor Owner has received any written notice of any existing, pending or contemplated condemnation, eminent domain or similar proceeding with respect to the Real Property or any portion thereof.

6.1.14 Tax Appeal Proceedings. Except as set forth on Schedule 6.1.14 attached hereto, neither Seller nor Owner has filed, and has not retained anyone to file, notices of protest against, or to commence actions to review real property tax assessments (“Tax Proceedings”) against the Real Property which are currently pending.

6.1.15 Employees. [Owner has no employees.] [or, if applicable]

(a) [Schedule 6.1.15 attached hereto is a current list of all employees (for purposes of this Agreement, the “Employees”) who are union personnel and, to Seller’s knowledge, all such Employees are members of Local 94-94A-94B International Union of Operating Engineers ALF-CIO.

(b) No Employee participates in any employee benefit plan or other plan, program or arrangement providing employee benefits of any kind other than a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA set forth on Schedule 6.1.15 hereto (each a “Multiemployer Plan”). With respect to each Multiemployer Plan, neither Seller nor any Owner has incurred any complete or partial withdrawal within the meaning of Sections 4203 and 4205, respectively; Seller and Owners have made all contributions required to such plan; and, to Seller’s knowledge, no such plan is in reorganization or insolvent within the meaning of Sections 4241 or 4245, respectively.

(c) Notwithstanding anything to the contrary contained in this Agreement, the representations set forth in this Section 6.1.15 shall survive the Closing, and shall not be subject to the Survival Period, the Threshold Amount, or the Liability Cap.]

6.1.16 Litigation. Neither Seller, Owner nor Seller’s property manager has received actual notice that any action, suit or proceeding (including landlord/tenant proceedings) has been commenced against Seller, Owner or Seller’s property manager in connection with the Property (exclusive of tort and other liability proceedings for which adequate insurance coverage is available and exclusive of the proceedings, if any, set forth on Schedule 6.1.16 hereto). Seller shall indemnify and hold Owner harmless from any and all claims, losses and liabilities arising from or as a result of the proceedings set forth on Schedule 6.1.16.

6.1.17 Purchase Rights. There are no rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights or contractually required consents to transfer pertaining to the Property, whether recorded or unrecorded.

6.1.18 Insurance Policy. Schedule 6.1.18 attached hereto contains a correct and complete list of property and casualty insurance policies and liability insurance policies (collectively, the “Insurance Policies”) maintained by Seller and/or Owner with respect to the Real Property as of the date hereof.

6.1.19 Environmental Claims. Neither Seller nor Owner has any pending, or to Seller’s knowledge, contingent liability, and has received no actual notice, relating to any claim, order or proceeding pursuant to any applicable environmental laws (“Environmental Claim”) concerning the Property. Seller has provided or otherwise made available to Buyer all environmental audits, reports, and assessments concerning the Seller, Owner and the Property which Seller possesses.

6.1.20 Reserved.

6.1.21 Debt Encumbering the Property. [Except for the Existing Mortgage Loan,] the Property is not subject to a mortgage, deed of trust, security agreement, financing statement, or any other instrument which evidences or secures indebtedness (except for any liens caused by the act or failure to act of a Tenant or with respect to which the responsibility to pay, discharge or bond over is that of a Tenant).

6.1.22 Tenant Liens. As of the date hereof and except as set forth in Schedule 6.1.22 hereof, Seller is not aware of any liens against the Property (i) caused by the act or failure to act of a Tenant or (ii) with respect to which the responsibility to pay, discharge or bond over is that of a Tenant.

6.1.23 Real Estate Investment Trust. Seller has no reason to believe that Boston Properties, Inc. does not qualify as a domestically controlled real estate investment trust.

6.1.24 Financial Information.

(a) Attached as Exhibit Q hereto are copies of the income statements with respect to Owner (“Seller Income Statements”) for (1) the calendar year 2013, which are derived from Boston Properties, Inc.’s audited Form 10K for the fiscal year ended December 31, 2013 and (2) the six months ended June 30, 2014, which are derived from Boston Properties Inc.’s Supplemental Operating and Financial Data for the six month period ended June 30, 2014, each of which income statements are each true, correct and complete in accordance with United States Generally Accepted Accounting Principles (“US GAAP”).

(b) Attached as Exhibit R hereto are copies of the balance sheets with respect to Owner (“Seller Balance Sheets”) as of (1) December 31, 2013, which are derived from Boston Properties, Inc.’s audited Form 10K for the fiscal year ended December 31, 2013 and (2) June 30, 2014, which are derived from Boston Properties Inc.’s Supplemental Operating and Financial Data for the six month period ended June 30, 2014, each of which balance sheets are true, correct and complete in accordance with US GAAP.

6.1.25 OFAC/AML Laws.

(a) (1) Seller is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation designated by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person or nation (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (2) Seller is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (3) neither Seller (nor any person, group, entity or nation which owns or controls Seller, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Agreement or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Seller of the foregoing representations and warranties shall be deemed a default by Seller hereunder and shall be covered by the indemnity provisions of this Agreement, and (y) the representations and warranties contained in this Section 6.1.25 shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement.

(b) Neither Seller nor any Seller Party, nor any Person providing funds to Seller: (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, (I) the term “Anti-Money Laundering Laws” shall mean the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 and any other similar state and federal, criminal and civil laws, regulations and sanctions, (II) the term “Person” shall mean an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity, and (III) the term “Seller Party” shall mean any Person who owns an interest in Seller.

(c) Notwithstanding anything contained herein to the contrary, for the purposes of this Section 6.1.25, the phrase “owns an interest in”, “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases, and the term “Seller Party”, shall not include (x) any non-controlling shareholder of Boston Properties, Inc., or (y) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership.

6.2 Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to Seller’s knowledge”, “to the current, actual knowledge of Seller” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the actual knowledge only of (i)             , Senior Vice President of Boston Properties, Inc., in connection with leasing issues, (ii)             , Senior Vice President of Boston Properties, Inc. and             , Property Manager of the Property, in connection with the management and operation of the Property only, and (iii)              and             , each a Senior Vice President of Boston Properties, Inc., as to all other matters, and not any implied, imputed or constructive knowledge of             ,             ,             ,              or             , or any other party, without any independent investigation having been made or any implied duty to investigate.

6.3 Survival. Expressly excluding the representations contained in Section 6.1.10 and 6.1.15 hereof and any representations and warranties set forth in any estoppel certificate delivered by Seller in lieu of any one of the Required Estoppel Certificates pursuant to Section 8.12.3 below, the express representations and warranties made in this Agreement by Seller shall not merge into any instrument of conveyance delivered at the Closing and all of the representations and warranties made in this Agreement by Seller shall survive the Closing until the later to occur of (a) June 1, 2016 or (b) the date which is eighteen (18) months following the Closing Date (the “Survival Period”); provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties

(excluding the representations contained in Section 6.1.10 and 6.1.15 hereof and any representations and warranties set forth in any estoppel certificate delivered by Seller in lieu of any one of the Required Estoppel Certificates pursuant to Section 8.12.3 below) shall be commenced, if at all, on or before the expiration of the Survival Period and, if not commenced on or before such date, thereafter shall be void and of no force or effect. The terms and provisions of this Section 6.3 shall survive the Closing.

6.4 Relationship Between Representations and Estoppels. To the extent that any representation or warranty made by Seller herein is confirmed by one or more estoppels delivered by the party or parties who would otherwise have the right to assert a claim or raise a defense with respect to matters set forth therein, Seller shall be relieved of any liability in respect of such representation or warranty. The terms of this Section 6.4 shall survive the Closing.

6.5 Limitation of Liability. Notwithstanding anything to the contrary or inconsistent in this Agreement or in any of the agreements, certificates or affidavits delivered by Seller pursuant to this Agreement, expressly excluding the representations contained in Section 6.1.10 and 6.1.15 hereof and any representations and warranties set forth in any estoppel certificate delivered by Seller in lieu of any one of the Required Estoppel Certificates pursuant to Section 8.12.3 below, (i) Seller shall have no liability for any losses, claims, costs or expenses suffered or incurred by Purchaser as a result of the inaccuracy of any of the representations or warranties of Seller set forth in Section 6.1 hereof and/or under any of the certificates of Seller updating such representations and warranties set forth in or delivered pursuant to this Agreement, if the same in the aggregate shall have a monetary value (or be in a monetary amount claimed) of less than One Hundred Fifty Thousand Dollars ($150,000) (the “Threshold Amount”) (provided that if such claims exceed the Threshold Amount, then Seller shall be liable for the entire amount of the losses, claims, costs or expenses claimed by Purchaser, subject to clause (ii) hereof) and (ii) the aggregate liability of Seller for claims first asserted by Purchaser after the Closing arising pursuant to or in connection with the inaccuracy of any of such representations and warranties of Seller and/or such certificates of Seller set forth in or delivered pursuant to this Agreement shall not exceed Twenty Five Million Dollars ($25,000,000) (the “Liability Cap”). For the avoidance of doubt, Seller’s liability for claims asserted by Purchaser after the Closing arising pursuant to or in connection with the inaccuracy of any of such representations and warranties of Seller and/or such certificates of Seller set forth in or delivered pursuant to this Agreement shall be exclusive of Seller’s liability for claims asserted by Purchaser prior to Closing pursuant to Section 6.6.1 hereof, provided that Purchaser shall be barred from asserting the same claims after the Closing as had been asserted prior to Closing. The terms and provisions of this Section 6.5 shall survive Closing and/or termination of this Agreement. For the avoidance of doubt, the terms of this Section 6.5 shall not apply to Section 6.1.10 and 6.1.15 hereof or any representations and warranties set forth in any estoppel certificate delivered by Seller in lieu of any one of the Required Estoppel Certificates pursuant to Section 8.12.3 below.

6.6 Representations as a Condition to Closing. The representations and warranties set forth herein above and all other representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date and with such changes as are permitted under, or result by reason of the effect of, this Agreement); it being agreed, however, that if any of such representations and warranties shall not be true and correct in all material respects as of the Closing Date, the following provisions shall apply:

6.6.1 Any claim by Purchaser of a breach of one or more of Seller’s representations contained in this Agreement prior to or at Closing, including any certificate delivered pursuant to Section 8.12.3, (individually or collectively, as applicable, a “Breach”), shall be made by Purchaser delivering to Seller written notice (a “Claim Notice”) promptly after Purchaser has learned of such Breach and, in all events, prior to the Scheduled Closing Date or the new Scheduled Closing Date (as applicable), which Claim Notice shall set forth (a) a description in reasonable detail of the claimed Breach, (b) the section and subsection of this Agreement under which the claimed Breach is asserted, and (c) Purchaser’s good faith calculation of the diminution in the value of the Membership Interest directly resulting from such Breach (the “Claimed Damage”). Time shall be of the essence in respect of Purchaser’s obligation to deliver to Seller a Claim Notice as, when and in the manner herein provided. As used in Section 6.6.2 below, the term “Material Adverse Effect” means, with respect to any Breach, a diminution in the value of the Membership Interest in an amount that, when added to the diminution in the value of the Membership Interest attributable to all other Breaches, is equal to or greater than the Threshold Amount in the aggregate. Purchaser’s and Seller’s rights and remedies in respect of any alleged Breach shall, without limiting the foregoing, be as herein below provided.

6.6.2 Material Adverse Effect.

(a) If, prior to the Closing, there occurs or exists a Breach which does not have a Material Adverse Effect, then (i) Purchaser shall have no remedy therefor and must proceed to the Closing, and (ii) the Purchase Price shall not be reduced; provided, however, that to the extent Purchaser brings any post-Closing action against Seller in accordance with this Section 6.6, then, notwithstanding anything to the contrary contained herein, the diminution in value of the Membership Interest on account of any such pre-Closing Breach shall be included in the calculation of the Claimed Damage of any such post-Closing Breach for the sole purpose of determining whether or not the Claimed Damages of any such post-Closing Breach in the aggregate exceed the Threshold Amount.

(b) If, prior to the Closing, Purchaser shall assert a Breach that has a Material Adverse Effect (a “Material Breach”), and the Claimed Damage therefor is less than TWENTY FIVE MILLION AND 00/100 DOLLARS ($25,000,000.00), then Purchaser may, as its sole and exclusive remedy (without limiting, however, Purchaser’s right to bring an action for specific performance in accordance with Section 12.1 as the result of a default by Seller), either (A) proceed to close on the purchase of the Membership Interest, in which event (i) the Purchase Price shall be reduced by an amount equal to the Claimed Damage, and (ii) Purchaser shall waive by written notice to Seller (a “Waiver Notice”) any claims against Seller for the Claimed Damage with respect to such Breach (it being understood and agreed that the closing on the purchase of the Membership Interest hereunder under such circumstances shall in and of itself be deemed to constitute such waiver by Purchaser, whether or not such Waiver Notice is actually delivered) or (B) terminate this Agreement by the giving of the Claim Notice, which termination shall be effective upon the expiration of the Termination Nullification Period unless Seller has theretofore given a Termination Nullification Notice. If Purchaser has elected to terminate this

Agreement pursuant to clause (B) above, Purchaser shall receive (i) a full refund of the Deposit and Interest accrued thereon and (ii) reimbursement from Seller up to an amount not to exceed          Dollars ($        ), for the reasonable costs and expenses actually incurred by Purchaser in connection with Purchaser’s negotiation and execution of this Agreement and due diligence with respect to the Property; provided, however, that Seller may nullify such termination within ten (10) Business Days of receipt by Seller of a Claim Notice from Purchaser electing to terminate this Agreement (the “Termination Nullification Period”) by (1) delivering to Purchaser a notice nullifying such termination (a “Termination Nullification Notice”) and (2) crediting the Purchase Price in the amount of the Claimed Damage (the “Material Breach Credit”), in which event Purchaser shall be required to close on the purchase of the Membership Interest without adjustment to the Purchase Price under this Section 6.6. Notwithstanding anything contained herein to the contrary, Seller may elect to dispute the amount by which Purchaser asserts the Purchase Price should be reduced or that Purchaser is entitled to terminate this Agreement under this Section 6.6, as applicable, because Seller asserts that either (I) no Breach has occurred or exists, (II) the asserted Breach is not a Material Breach and/or (III) the amount of the Claimed Damage exceeds the actual diminution in the value of the Membership Interest resulting from such Breach (a “Dispute”), delivering a Dispute Notice and depositing with Escrow Agent upon Closing an amount equal to the Material Breach Credit as described in Section 6.6.3 below, in which event Purchaser shall be required to close on the purchase of the Membership Interest without further adjustment of the Purchase Price resulting from such claimed Breach, and such dispute shall be resolved pursuant to Section 6.6.3 below. In the event Purchaser’s Claim Notice is sent less than ten (10) Business Days prior to the Scheduled Closing Date or the new Scheduled Closing Date (as applicable) then the Scheduled Closing Date or the new Scheduled Closing Date (as applicable) shall be automatically extended in order to provide Seller with the entire ten (10) Business Day period during which to send a Termination Nullification Notice.

(c) If, prior to the Closing, Purchaser shall assert a Material Breach, and the Claimed Damage therefor is equal to or greater than TWENTY FIVE MILLION AND 00/100 DOLLARS ($25,000,000.00), then Purchaser may, as its sole and exclusive remedy (without limiting, however, Purchaser’s right to bring an action for specific performance in accordance with Section 12.1 as the result of a default by Seller), either (A) proceed to close on the purchase of the Membership Interest, in which event (i) the Purchase Price shall be reduced by TWENTY FIVE MILLION AND 00/100 DOLLARS ($25,000,000.00), and (ii) Purchaser shall waive by written notice to Seller (a “Waiver Notice”) any claims against Seller for the Claimed Damage with respect to such Breach (it being understood and agreed that the closing on the purchase of the Membership Interest hereunder under such circumstances shall in and of itself be deemed to constitute such waiver by Purchaser, whether or not such Waiver Notice is actually delivered) or (B) terminate this Agreement by the giving of the Claim Notice, which termination shall be effective upon the giving of the Claim Notice (it being understood that Seller shall not be entitled to give a Termination Nullification Notice). If Purchaser has elected to terminate this Agreement pursuant to clause (B) above, Purchaser shall receive (i) a full refund of the Deposit and Interest accrued thereon and (ii) reimbursement from Seller up to an amount not to exceed          Dollars ($        ), for the reasonable costs and expenses actually incurred by Purchaser in connection with Purchaser’s negotiation and execution of this Agreement and due diligence with respect to the Property.

6.6.3 If, prior to the Closing, Purchaser serves a Claim Notice asserting a Material Breach and Seller has given a Termination Nullification Notice in accordance with Section 6.6.2, Seller may Dispute such Claim Notice by delivering written notice to Purchaser in the manner herein provided (a “Dispute Notice”). A Dispute Notice shall be given prior to the Closing or within ten (10) Business Days of receipt of a Claim Notice if received more than ten (10) Business Days prior to the Scheduled Closing Date or the new Scheduled Closing Date (as applicable). If Seller has given a Termination Nullification Notice in accordance with Section 6.6.2 but does not deliver a Dispute Notice, then the parties shall proceed with the Closing as described in Article IV and the Purchase Price shall be reduced as provided in Section 6.6.2. If Seller has given a Termination Nullification Notice and delivered a Dispute Notice each in accordance with Section 6.6.2, then Seller shall deposit with Escrow Agent at the Closing an amount equal to the Material Breach Credit (the “Escrow Funds”) to be held in escrow pending a resolution of the Dispute by final court order or as the parties may otherwise agree. Seller may direct that a portion of the Purchase Price to be paid at Closing be paid to Escrow Agent to serve as the Escrow Funds. Provided Seller has deposited the Escrow Funds with Escrow Agent pending resolution of the Dispute as hereinabove provided, Purchaser shall be required to close title to the Premises without adjustment of the Purchase Price on account of the Breach in Dispute.

6.6.4 The Dispute as set forth in a Dispute Notice shall be resolved by expedited arbitration (the “Arbitration”) before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fail to agree on an arbitrator and initiate the Arbitration within five (5) Business Days after Purchaser’s receipt of a Dispute Notice, then either party may request the American Arbitration Association (the “AAA”) to designate an arbitrator with relevant suitable expertise and the Arbitration shall begin on the Business Day immediately subsequent to the day on which the AAA designates an arbitrator and shall proceed continuously thereafter until concluded. The determination of the arbitrator shall be conclusive and binding upon both parties. The arbitrator conducting any arbitration shall be bound by the provisions of this Agreement and shall not have the power to add to, subtract from, or otherwise modify such provisions. The arbitrator shall consider only the specific issues submitted to it for resolution. Each party shall have the right to appear and be represented by counsel before said arbitrator and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances. If the determination of the arbitration is not made on or prior to the then Scheduled Closing Date, then such Scheduled Closing Date shall automatically be extended until the date that is twelve (12) Business Days following such determination. The arbitrator shall be instructed to render his or her decision within five (5) Business Days of the commencement of the Arbitration, given the exigencies of the situation. Each party shall pay its own costs, fees and expenses in connection with any arbitration brought under this Section 6.6, and the expenses and fees of the arbitrator selected shall be borne by the losing party.

6.6.5 Notwithstanding anything to the contrary herein contained, from and after the Closing, with respect to any asserted Breach, expressly excluding the representations contained in Section 6.1.10 and 6.1.15 hereof and any representations and warranties set forth in any estoppel certificate delivered by Seller in lieu of any one of the Required Estoppel Certificates pursuant to Section 8.12.3 below, (a) Seller shall not have any liability to Purchaser if Purchaser has received a credit against the Purchase Price or there is pending a Dispute in respect of which there have been deposited Escrow Funds pursuant to Section 6.6.2 and Section 6.6.3 above on account of such asserted Breach (except, in the case of such a Dispute, for the finally determined Claimed Damage as determined pursuant to Section 6.6.4) and (b) the aggregate liability of Seller arising by reason of or in connection with all such alleged Breaches asserted prior to the Closing shall not in any event exceed the Liability Cap.

6.7 “AS IS” Sale. Purchaser hereby acknowledges and agrees that at Closing, the Property shall be in its “AS IS” condition at the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, including permitted title defects), based solely on Purchaser’s own inspection, analysis and evaluation of the Property and not in reliance on any records or other information obtained from Seller or on Seller’s behalf. Purchaser acknowledges that it is not relying on any statement or representation (other than representations, warranties, covenants and indemnifications contained in this Agreement) that has been made or that in the future may be made by Seller or any of Seller’s employees, agents, attorneys or representatives concerning the condition of the Property (whether relating to physical conditions, operation, performance, title, or legal matters).

6.8 Indemnification. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all losses, costs, liabilities or expenses incurred or suffered by Purchaser, Holdco, Subsidiary REIT or Owner which arise or otherwise relate to the period prior to the Closing; provided, however, that such indemnity shall not include (i) any liabilities which, pursuant to the terms hereof, are intended to be shared by Seller and Purchaser in their capacity as members of Holdco from and after the Closing and (ii) any liabilities which result from a breach of any representations contained herein, which such breaches shall be governed by the provisions of Section 6.3 through 6.7 hereof including the limitations set forth in Section 6.5 hereof. The indemnification provided for hereunder shall not be subject to the conditions and limitations set forth in the Agreement; provided, further, for the avoidance of doubt, the terms of this Section 6.8(ii) shall not vitiate or otherwise diminish or reduce Purchaser’s right to assert a claim for a breach by Seller of one or more of Seller’s representations contained in this Agreement, including any certificate delivered pursuant to Section 8.12.3.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the following matters are true and correct as of the date hereof.

7.1 Authority. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Purchaser, be legal, valid and binding obligations of Purchaser, and will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

7.2 Bankruptcy or Debt of Purchaser. Purchaser represents and warrants to Seller that Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

7.3 No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency and that no financing for this transaction shall be provided by Seller, provided, however, that nothing contained herein shall prohibit Purchaser from obtaining any such financing. Purchaser has or will have at the Closing Date, sufficient cash, available lines of credit or other sources of immediately good funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

7.4 Purchaser’s Acknowledgment. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Owner may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances, designations or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act, any applicable federal, state or local landmark designations, and any rules and regulations promulgated under or in connection with any of the foregoing, (e) the habitability, merchantability or fitness for a particular purpose of the Property, (f) the current or future real estate tax liability, assessment or valuation of the Property, (g) the availability or non-availability or withdrawal or revocation of any benefits or incentives conferred by any federal, state or municipal authorities, or (h) any other matter with respect to the Property, and specifically that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, except as expressly provided in this Agreement, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller, except as otherwise expressly provided herein, has not made any independent investigation or verification of such information. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND AS A MATERIAL INDUCEMENT TO THE

SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, THE CONVEYANCE OF THE PROPERTY AS PROVIDED FOR HEREIN IS ON AN “AS IS, WHERE IS” CONDITION AND BASIS. Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this waiver as part of the negotiations for the transaction contemplated by this Agreement; and that Purchaser is represented by legal counsel in connection with this transaction and Purchaser has conferred with such legal counsel concerning this waiver. The terms and provisions of this Section 7.4 shall survive the Closing and/or termination of this Agreement.

7.5 Purchaser’s Agreement Regarding Seller’s Representations.

7.5.1 Notwithstanding anything to the contrary contained in this Agreement, Seller shall be deemed not to have made any representation or warranty, and Seller shall have no obligation or liability to Purchaser with respect to the inaccuracy or breach of any representation or warranty of Seller hereunder, to the extent such inaccuracy or breach (i) is actually known by Purchaser and/or any employees, agents, attorneys, contractors, consultants, investors and representatives of Purchaser or its affiliates (collectively, “Purchaser’s Representatives”), or included in the various documents, reports and materials with respect to the Property distributed, or made available to Purchaser, by Seller or Broker (directly or indirectly) (together with all other documents, reports and materials delivered, or otherwise made available to, Purchaser and Purchaser’s Representatives, on or prior to the date hereof, or hereafter, or otherwise received or obtained by Purchaser and Purchaser’s Representatives, the “Due Diligence Materials”), (ii) becomes known to Purchaser prior to the Closing Date and Purchaser does not, within three (3) Business Days after obtaining such knowledge, and in all events, prior to the Closing Date, provide written notice thereof to Seller, (iii) arises due to an act required to be taken by Seller hereunder, or (iv) arises from the act or omission of Purchaser or Purchaser’s Representatives or was consented to by Purchaser in writing. Notwithstanding anything to the contrary set forth in this Agreement, if prior to the Closing Date Purchaser has or obtains knowledge that any of Seller’s representations or warranties set forth herein are untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then the breach by Seller of the representations and warranties as to which Purchaser shall have such knowledge shall be waived by Purchaser, such representations and warranties shall be deemed modified to conform them to the information that Purchaser shall have knowledge of and Seller shall have no liability to Purchaser or its successors or assigns in respect thereof.

7.5.2 To the extent any Due Diligence Materials contain provisions inconsistent with or different from the representations and warranties made in Article VI hereof or Purchaser or any of Purchaser’s Representatives has actual knowledge of such inconsistency or difference as of the date hereof, then such representations and warranties shall be deemed modified to conform them to the provisions of the Due Diligence Materials or to such difference or inconsistent facts known to Purchaser or Purchaser’s Representatives as of the date hereof.

7.6 OFAC/AML Laws.

7.6.1 (1) Purchaser is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation designated by OFAC pursuant to any law, order, rule or regulation or any Executive Order of the President of the United States as a Prohibited Person; (2) Purchaser is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (3) neither Purchaser (nor any person, group, entity or nation which owns or controls Purchaser, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Agreement or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Purchaser of the foregoing representations and warranties shall be deemed a default by Purchaser hereunder and shall be covered by the indemnity provisions of this Agreement, and (y) the representations and warranties contained in this Section 7.6.1 shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement.

7.6.2 Neither Purchaser nor any Purchaser Party, nor any Person providing funds to Purchaser: (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Section 7.6.2, the term “Purchaser Party” shall mean any Person who owns an interest in Purchaser and shall not include any non-controlling holder of a direct or indirect interest in Purchaser.

7.7 [Existing Mortgage Loan. Purchaser represents and warrants to Seller that the Purchaser’s acquisition of the Membership Interest at Closing will not constitute a breach of the provisions of Section [        ] of that certain [Mortgage] (the “Mortgage”), or cause a breach of any representation of Owners set forth in Section [        ] of the Mortgage.] [if applicable]

7.8 Breach of Representation. Any breach of any of the representations and warranties made in this Agreement by Purchaser shall be deemed a default by Purchaser under Section 12.2 of this Agreement and the representations and warranties contained in this Article VII shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement for a period of six (6) months.

ARTICLE VIII

SELLER’S INTERIM OPERATING COVENANTS

8.1 Operations. Except as may be expressly provided in this Agreement, Seller agrees, at its cost and expense, to cause Owner to operate, manage and maintain the Property through the Closing Date or earlier termination of this Agreement in the same manner as Owner has operated, managed and maintained the Property through the date hereof, subject to ordinary wear and tear and further subject to Article XI of this Agreement. Except in the case of emergency and as set forth in the preceding sentence, Seller shall have no obligation to make, or cause Owner to make, any capital repairs to the Improvements through the Closing Date. Seller shall, or shall cause Owner to, perform all obligations of landlord under the Leases, enforce the Leases against the tenants thereunder in accordance with their respective terms and comply with all laws, ordinances, orders, requirements or regulations of any Governmental Authority, applicable to the Property. Seller may, and may cause Owner and affiliates of Seller holding Security Deposits on behalf of Owner to, apply Security Deposits through the Closing Date in Seller’s and Owner’s ordinary course of managing the Property.

8.2 Certificate of Occupancy. Seller covenants to maintain, or to cause Owner to maintain, at their sole cost and expense, a temporary certificate of occupancy for the current use and occupancy of the Property.

8.3 Maintain Insurance. Seller covenants to keep, or to cause Owner to keep, at their sole cost and expense, until the earlier of the Closing or the termination of this Agreement, the Insurance Policies; provided, however, that Seller may make, or cause Owner to make, commercially reasonable modifications to the Insurance Policies provided that such modifications do not materially reduce the insurance coverage existing as of the date hereof.

8.4 Personal Property. Seller agrees not to transfer, or cause Owner to transfer, to any third party or remove any Personal Property from the Improvements after the date hereof, except for repair or replacement thereof and except in the case of any termination of this Agreement, unless any such items are replaced with a similar item of comparable utility and value. Any items of Personal Property replaced after the date hereof shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

8.5 Tenant Leases. Subject to the provisions of Section 8.10, Seller shall not, and shall not cause Owner to, from and after the date hereof and until either the Closing Date or the termination of this Agreement, (i) amend, modify, renew (except pursuant to the exercise by a Tenant of a renewal or extension option contained in such Tenant’s Lease which shall not require the prior written approval of the Purchaser), grant any consent or waive any material rights under the Leases, (ii) cancel or terminate any Lease except by reason of a default by the Tenant thereunder or as required by law, (iii) enter into a New Lease except any Permitted New Leases (as defined below), (iv) accept a surrender or consent to the termination or cancellation of any Lease by the Tenant thereunder, except to the extent landlord is obligated to do so in accordance with the terms of such Lease or as required by law to release any Tenant from any liability under any such Lease (unless any such action is required in accordance with the terms of such Lease), in each case described in clauses (i) through (iv), without the prior written approval of Purchaser, which approval shall be granted in Purchaser’s reasonable discretion, but which shall be deemed denied if Purchaser fails to respond to a written request for approval made at any time during the term of this Agreement within five (5) business days after receipt of the request therefor together with a summary of lease terms in reasonable detail, a statement as to the brokerage commission, if any, payable in connection therewith and credit information on the proposed tenant, if the intended action is the execution of a new tenant lease. If Purchaser approves of Seller’s entering into a New Lease (except any Permitted New Lease) and such lease is thereafter fully executed, then (i) the amount of the brokerage commission specified in Seller’s notice, (ii) the cost of any tenant improvements to be performed by the landlord under the terms of the proposed lease, and (iii) the amount of any cash work allowances required to be given by the landlord to the tenant under the terms of the proposed lease shall be paid in accordance with Section 4.2.7. Upon the execution and delivery by Owner of any such lease approved by Purchaser, the same shall be deemed to be a New Lease for all purposes under this Agreement. Notwithstanding anything to the contrary contained herein, Seller shall have the right to cause Owner to enter into New Leases with respect to any of the pending lease transactions which are described on Schedule 8.5 hereof provided that the terms of such New Lease comply with the requirements set forth in Schedule 8.5 hereto and are otherwise on commercially reasonable terms and conditions (any such New Lease being hereinafter referred to as a “Permitted New Lease”), and in such event (i) the amount of any brokerage commission in connection with such Permitted New Lease, (ii) the cost of any tenant improvements to be performed by the landlord under the terms of the Permitted New Lease, and (iii) the amount of any cash work allowances required to be given by the landlord to the tenant under the terms of the Permitted New Lease shall be paid in accordance with Section 4.2.7. Upon Seller’s execution and delivery of a Permitted New Lease, the same shall be deemed to be a New Lease for all purposes under this Agreement.

8.6 Contracts. Seller may not, and may not cause Owner to, between the date hereof and the Closing, extend, renew, replace or modify any Contract or enter into any new Contract unless the terms of such new Contract are (i) on commercially reasonable and competitive terms and the term thereof is cancelable upon no more than sixty (60) days prior written notice, without premium or penalty or (ii) otherwise approved by Purchaser.

8.7 Notices of Violation. Seller shall promptly notify Purchaser of, and shall promptly deliver to Purchaser a copy of any notice Seller or Owner may receive, on or before the Closing, from any governmental authority, concerning a violation of laws at the Property that has not been previously disclosed to Purchaser.

8.8 Access. Seller agrees to afford Purchaser and its employees and authorized agents with access to the Property from time to time prior to the Closing, at reasonable times and upon reasonable advance notice, provided that neither Purchaser nor any of its employees or agents shall enter any portion of the Property unless accompanied by a representative of Seller and that Seller shall not be required to incur any cost or expense or commence any action to afford Purchaser with such access. Purchaser specifically agrees that neither it nor any of its employees or agents shall communicate directly or interfere with any of Seller’s employees or any Tenants, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.9 Permits and Licenses. Except as required pursuant to the terms of any Permit or License or as otherwise required by any Governmental Authority (as hereinafter defined), Seller will not, and will not cause Owner to, amend, modify or rescind any of the Permits and Licenses prior to the Closing Date. For purposes of this Agreement, the term “Governmental Authority” means the United States, the State of             , County of              and City of             , and any political subdivision, agency, authority, department, court, commission, board, bureau or instrumentality of any of the foregoing which has or is asserting jurisdiction over any of the parties hereto or over any of the Property.

8.10 [Condominium Declaration. If (i) Seller or Owner receive a written notice of a default under the Condominium Declaration prior to Closing or (ii) the Condominium Estoppel reveals any defaults under the Condominium Declaration, then Seller shall notify Purchaser thereof in writing and either Seller or Purchaser, each in its sole discretion, may elect to adjourn the Scheduled Closing Date from time to time for up to one hundred eighty (180) days in the aggregate, during which period Seller shall use commercially reasonable efforts to cure such alleged default, such cure to be at Seller’s sole cost and expense. If after the expiration of such one hundred eighty (180) day period, Seller has not cured such alleged default, Purchaser may elect to terminate this Agreement upon thirty (30) days prior written notice and receive a full refund of the Deposit and Interest accrued thereon and reimbursement from Seller up to an amount not to exceed [            ] ($[        ]), for the reasonable costs and expenses actually incurred by Purchaser in connection with Purchaser’s negotiation and execution of this Agreement and due diligence with respect to the Property; provided, however, that if such default has been cured within such thirty (30) day period, Purchaser’s election to terminate shall be null and void. Seller shall give Purchaser at least ten (10) days prior written notice of the new Scheduled Closing Date pursuant to this Section 8.10. Any default under the Condominium Declaration shall be deemed cured if Seller shall obtain a replacement Condominium Estoppel which shall not contain any exception relating to such default. Any matter which is the subject of an alleged default under the Condominium Declaration and subject to cure under this Section 8.10 shall not constitute a breach of any representation hereunder until such time as Seller is no longer entitled to cure the same.] [if applicable]

8.11 [Existing Mortgage Loan Documents. If (i) Seller or Owner receive a written notice of a default under the Existing Mortgage Loan Documents prior to Closing or (ii) the Existing Mortgage Loan Estoppel (if received from the lenders under the Existing Mortgage Loan) reveals any defaults under the Existing Mortgage Loan Documents, then Seller shall notify Purchaser thereof in writing and either Seller or Purchaser, each in its sole discretion, may elect to adjourn the Scheduled Closing Date from time to time for up to one hundred eighty (180) days in the aggregate, during which period Seller shall use commercially reasonable efforts to cure such alleged default, such cure to be at Seller’s sole cost and expense. If after the expiration of such one hundred eighty (180) day period, Seller has not cured such alleged default, Purchaser may elect to terminate this Agreement upon thirty (30) days prior written notice and receive a full refund of the Deposit and Interest accrued thereon and reimbursement from Seller up to an amount not to exceed [            ] ($[        ]), for the reasonable costs and expenses actually incurred by Purchaser in connection with Purchaser’s negotiation and execution of this Agreement and due diligence with respect to the Property; provided, however, that if such default has been cured within such thirty (30) day period, Purchaser’s election to terminate shall be null and void. Seller shall give Purchaser at least ten (10) days prior written notice of the new Scheduled Closing Date pursuant to this Section 8.11. Any default under the Existing Mortgage Loan Documents shall be deemed cured if Seller shall obtain a replacement Existing Mortgage Loan Estoppel which shall not contain any exception relating to such default (or if Seller shall obtain any other written confirmation from the applicable lenders that such default has been cured). Any matter which is the subject of an alleged default under the Existing Mortgage Loan Documents and subject to cure under this Section 8.11 shall not constitute a breach of any representation hereunder until such time as Seller is no longer entitled to cure the same.] [if applicable]

8.12 Estoppels.

8.12.1

(a) [Seller shall use its commercially reasonable efforts to obtain an estoppel certificate from [The Board of Managers] of the Condominium prior to Closing with respect to the Condominium Declaration (the “Condominium Estoppel”) substantially in the form of Exhibit B attached hereto; and] [if applicable]

(b) [Within ten (10) Business Days after the date of this Agreement, Seller shall request an estoppel certificate from [Landlord] with respect to the [Landlord] Lease (the “[Landlord] Estoppel”) substantially in the form of Exhibit C attached hereto. Notwithstanding the foregoing, Purchaser acknowledges that receipt of an executed [Landlord] Estoppel from [Landlord] shall not constitute a precondition to Purchaser’s obligation to consummate the transactions contemplated herein.] [if applicable]

(c) [Within ten (10) Business Days after the date of this Agreement, Seller shall request an estoppel certificate from the lenders under the Existing Mortgage Loan with respect to the Existing Mortgage Loan Documents (the “Existing Mortgage Loan Estoppel”) substantially in the form of Exhibit D attached hereto. Notwithstanding the foregoing, Purchaser acknowledges that receipt of an executed Existing Mortgage Loan Estoppel from the lenders shall not constitute a precondition to Purchaser’s obligation to consummate the transactions contemplated herein.] [if applicable]

8.12.2 Seller agrees that it shall use commercially reasonable efforts to obtain executed tenant estoppel letters (“Estoppel Certificates”) from all Tenants provided, however, that Seller shall be required to deliver Estoppel Certificates at Closing from (i)             , AND (ii) 75% (based on occupied square footage) of the remaining Tenants (the estoppel certificates described in the foregoing (i) and (ii) being hereinafter referred to collectively as the “Required Estoppel Certificates”). Seller hereby agrees that it shall deliver the form of estoppel certificate attached hereto as Exhibit F (the “Standard Form of Estoppel Certificate”) to each of the Tenants for signature; provided, however, that Purchaser hereby acknowledges and agrees that it shall accept any Estoppel Certificate which (A) is dated within sixty (60) days of the Closing Date and (B) is substantially in the form of the estoppel certificate attached to each such Tenant’s Lease or, with respect to any Lease that does not include a form of estoppel certificate, an estoppel certificate which substantially incorporates the estoppel provisions expressly contained in any such Lease (the estoppel described in this clause (B) being hereinafter referred to as the “Tenant’s Form of Estoppel Certificate”); provided, further, that to be considered an Estoppel Certificate which satisfies the requirements of this Section 8.12.2, the certificate shall conform to, and not be materially and adversely inconsistent with, Tenant’s Form of Estoppel Certificate and in all cases, shall not allege any material default. Seller shall not be required to expend any money (other than nominal sums), provide any financial accommodations or commence any litigation in connection with obtaining any Estoppel Certificates and Purchaser agrees that delivery of Estoppel Certificates other than the Required Estoppel Certificates shall not be a condition to Closing hereunder. If for any reason Seller is unable to deliver any of the Required Estoppel Certificates [or the Condominium Estoppel] on the Closing Date, either Seller or Purchaser may, each in its sole discretion, adjourn the Scheduled Closing Date from time to time for a period not to exceed ninety (90) days, during which period Seller shall use commercially reasonable efforts to obtain such missing Required Estoppel Certificates [or the Condominium Estoppel].

8.12.3 Seller in its sole discretion shall have the right, but not the obligation, to provide to Purchaser Seller’s own estoppel in lieu of any one of the Required Estoppel Certificates (other than for any of the Tenants listed in clause (i) of Section 8.12.2 above) but in no event for more than 15% of the tenanted office space in the Premises if any one such Tenant delivers an estoppel alleging a default or other irregularity, or if Seller is unable to procure a sufficient number of Required Estoppel Certificates to satisfy the provisions of Section 8.12.2 above (but in no event for more than 15% of the tenanted office space in the Premises), and to thereby satisfy the condition to Closing in respect of such Required Estoppel Certificates. Any such estoppel shall provide that Seller shall indemnify Purchaser if any of the defaults or irregularities alleged by the applicable Tenants are correct. Any such estoppel and indemnity delivered by Seller shall be deemed to be rescinded and terminated to the extent the information contained therein is subsequently confirmed by an estoppel delivered by the applicable Tenant.

8.13 Reserved.

8.14 Reserved.

8.15 Casualty and Condemnation. Seller shall cause Owner to maintain the Insurance Policies set forth on Schedule 6.1.18. Seller shall promptly deliver to Purchaser notice of any fire or other casualty occurring at the Property between the date hereof and the date of Closing. Seller shall promptly deliver to Purchaser notice of any actual or threatened condemnation of all or any part of the Property of which Seller obtains knowledge.

8.16 Indebtedness. [Except for the Existing Mortgage Loan,] Seller shall not cause or allow a mortgage, deed of trust, security agreement, financing statement, or any other instrument which evidences or secures indebtedness to encumber the Property. [Seller shall not cause or allow any of the Existing Mortgage Loan Documents to be amended or otherwise modified.]

8.17 Financial Statements. Seller shall deliver, or cause to be delivered, to Purchaser copies of the quarterly unaudited financial statements (including a balance sheet and an income statement) of Owner (the “Financial Statements”) with respect to the period through the Closing Date within thirty (30) days following the end of each calendar quarter, which Financial Statements shall be prepared in accordance with US GAAP.

8.18 Reorganization. Prior to Closing, Seller shall (a) form and establish Holdco as a direct wholly owned subsidiary of Seller, (b) form and establish              Subsidiary REIT LLC, a Delaware limited liability company (“Subsidiary REIT”) as a wholly owned subsidiary of Holdco, and (c) transfer to Subsidiary REIT all of Seller’s interests in Owner (and amend any governing documents of Owner necessary to give effect thereto), such that immediately following such transfer legal and beneficial title to the Property will be held indirectly by Holdco and the ownership structure of Owner depicted on Schedule 6.1.10(b)-2 will be in place as of immediately before the Closing (collectively, the “Reorganization”). [TO BE CONFORMED TO PROPERTY OWNERSHIP STRUCTURE]

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Membership Interests and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Seller in writing at Closing in the Seller’s sole and absolute discretion.

9.1.1 Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser contained in Article VII of this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

9.1.2 Conditions. Purchaser shall have delivered the documents and instruments required to be delivered by Purchaser pursuant to Section 10.2 of this Agreement.

9.1.3 No Orders. No order, writ, injunction or decree (collectively, “Order”) shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby or the current use of the Property.

9.1.4 Other Purchase Agreements. All conditions to Seller’s obligations set forth in Section 9.1 of each Other Purchase Agreement shall have been satisfied.

9.1.5 Termination. Subject to Article XII and the last sentence of this Section 9.1.5, in the event Seller shall elect not to close due to the failure of any one or more of the conditions precedent to Seller’s obligation to sell set forth in this Section 9.1 which has not been waived by Seller in writing in Seller’s sole and absolute discretion, Seller shall so notify Purchaser by 10:00 a.m. on the day of Closing in writing specifying the unfulfilled conditions and Seller may, in such notice, terminate the Agreement and Purchaser shall direct the Escrow Agent to deliver the Deposit and the Interest to Seller and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations). Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of the failure of the condition set forth in Section 9.1.3, or as a result of the failure of the condition set forth in Section 9.1.4 based solely on a failure of a condition set forth in Section 9.1.3 of any Other Purchase Agreement, then: (a) if such Order was caused by or relates to Purchaser, Purchaser shall direct the Escrow Agent to deliver the Deposit and the Interest to Seller; (b) if such Order was caused by or relates to Seller, Seller shall direct the Escrow Agent to deliver the Deposit and the Interest to Purchaser; and (c) if such Order was not caused by either Seller or Purchaser and/or such Order relates to both Seller and Purchaser or neither Seller nor Purchaser, Seller shall direct the Escrow Agent to deliver the Deposit and the Interest to Purchaser.

9.2 Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Membership Interests and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing in the Purchaser’s sole and absolute discretion.

9.2.1 Conditions. Seller shall have delivered the documents and instruments required to be delivered by Seller pursuant to Section 10.1 of this Agreement.

9.2.2 No Orders. No Order shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby or the current use of the Property.

9.2.3 Other Purchase Agreements. All conditions to             Purchaser’s and             Purchaser’s obligations set forth in Section 9.2 of each Other Purchase Agreement shall have been satisfied.

9.2.4 Termination. Subject to Article XII and further subject to Seller’s right to adjourn the Scheduled Closing Date hereunder, in the event Purchaser shall elect not to close due to the failure of any one or more of the conditions precedent to Purchaser’s obligation to consummate this transaction set forth in this Section 9.2 which has not been waived by Purchaser in writing in Purchaser’s sole and absolute discretion, Purchaser shall so notify Seller by 10:00 AM on the day of Closing in writing specifying the unfulfilled conditions, and each of Seller and Purchaser shall have the right, exercisable by 3:00 PM on the day of Closing, to adjourn the Scheduled Closing Date from time to time from the Scheduled Closing Date for up to ninety (90) days in the aggregate, during which period Seller shall use commercially reasonable efforts fulfill such conditions. If Seller is unable to fulfill the conditions precedent identified in writing by Purchaser by the date by which Seller adjourned the Scheduled Closing Date pursuant to the terms of this Section 9.2.3, Purchaser may, provided Seller’s failure to fulfill such conditions precedent is not due to Purchaser’s default hereunder, enforce specific performance of this Agreement. In the event that Seller delivers to Purchaser a written statement asserting that any condition precedent to Closing has been satisfied, Purchaser shall promptly notify Seller if Purchaser disputes whether such condition precedent has been satisfied. Seller shall give Purchaser at least ten (10) days prior written notice of the new Scheduled Closing Date pursuant to this Section 9.2.3. Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated as a result of the failure of the condition set forth in Section 9.2.2, or as a result of the failure of the condition set forth in Section 9.2.3 based solely on a failure of a condition set forth in Section 9.2.2 of any Other Purchase Agreement, then: (a) if such Order was caused by or relates to Purchaser, Purchaser shall direct the Escrow Agent to deliver the Deposit and the Interest to Seller; (b) if such Order was caused by or relates to Seller, Seller shall direct the Escrow Agent to deliver the Deposit and the Interest to Purchaser; and (c) if such Order was not caused by either Seller or Purchaser and/or such Order relates to both Seller and Purchaser or neither Seller nor Purchaser, Seller shall direct the Escrow Agent to deliver the Deposit and the Interest to Purchaser.

9.2.5 Title Insurance. The Title Company shall have issued and delivered to Purchaser, or shall have committed to issue and deliver to Purchaser, a standard investor’s title insurance policy with a non-imputation endorsement, insuring Purchaser’s interest in and to Owner, and also insuring Owner as owner of good, marketable and indefeasible fee simple title to the Real Property, in an amount of the Purchase Price at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to the title requested by Purchaser, including the above referenced non-imputation endorsement), subject only to the Permitted Exceptions.

ARTICLE X

CLOSING

10.1 Seller’s Closing Obligations. Seller shall execute, acknowledge (where applicable) and deliver or cause to be delivered to Purchaser at Closing the following:

10.1.1 An amended and restated limited liability company operating agreement for Holdco substantially in the form of Exhibit N attached hereto (the “JV Agreement”).

10.1.2 An amended and restated limited liability company operating agreement for Subsidiary REIT substantially in the form of Exhibit O attached hereto (the “REIT Agreement”)

10.1.3 A management agreement between Owner and an affiliate of Seller substantially in the form of Exhibit P attached hereto (the “Property Management Agreement”)[, together with reasonable evidence that the Property Management Agreement has been approved by the lenders pursuant to the Existing Mortgage Loan Documents].

10.1.4 Copies of the Contracts, the Licenses and Permits (originals will be provided if available).

10.1.5 Copies of all Leases in effect on such date and all other documents in the possession of Seller relating to the Tenants.

10.1.6 A certificate in the form of Exhibit H attached hereto, indicating that the representations and warranties of Seller set forth in this Agreement are true and correct on the Closing Date or, if there have been changes after the date hereof up to the Closing Date, describing such changes.

10.1.7 A certificate substantially in the form of Exhibit I attached hereto certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

10.1.8 [A certificate issued by the Board of Managers of the Condominium certifying that all “Common Charges” and “Limited Common Charges” owed by Owners have been paid in full as of a date not earlier than the Closing Date, as contemplated by Section 15.11 of the Condominium Declaration.] [if applicable]

10.1.9 (a) Evidence reasonably satisfactory to Purchaser and the Title Company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so, (b) an Owner’s Affidavit in the form of Exhibit J attached hereto, and (c) a Non-Imputation Affidavit in the form of Exhibit G attached hereto.

10.1.10 Such evidence as may be reasonably satisfactory to Purchaser of the termination of the Existing Management Agreements.

10.1.11 [Such evidence as may be reasonably satisfactory to Purchaser of the completion of the Reorganization.] [if applicable]

10.1.12 An executed copy of the Proration Statement.

10.1.13 The Required Estoppels[, the Condominium Estoppel] and any other Estoppel Certificates obtained by Seller.

10.1.14 The most recently available Seller Income Statement.

10.1.15 The most recently available Seller Balance Sheet.

10.1.16 Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

10.2 Purchaser’s Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

10.2.1 The Balance of the Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds.

10.2.2 Purchaser shall duly execute, acknowledge (as appropriate) and deliver:

(i)	the JV Agreement; and

(ii)	an executed copy of the Proration Statement.

10.2.3 Evidence reasonably satisfactory to Seller and the Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power and authority to do so.

10.2.4 A certificate in the form of Exhibit K attached hereto, indicating that the representations and warranties of Purchaser set forth in Article VII are true and correct on the Closing Date, or, if there have been changes, describing such changes.

10.2.5 Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

ARTICLE XI

RISK OF LOSS

11.1 Casualty.

11.1.1 If all or any part of the Property is damaged by fire or other casualty occurring following the date hereof and prior to the Closing, whether or not such damage affects a material part of the Real Property (a “Casualty”), then:

(a) if the estimated cost of repair or restoration is less than or equal to $25,000,000 and if the estimated time to complete such repair or restoration is twelve (12) months or less as determined in accordance with Section 11.1.2, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage.

(b) (i) if the estimated cost of repair or restoration exceeds $25,000,000 or (ii) if the estimated time to complete such repair or restoration exceeds twelve (12) months, Purchaser shall have the option, exercisable within thirty (30) days after receipt of (i) notice of the occurrence of such fire or other casualty and (ii) such factual information regarding the casualty and availability of insurance proceeds as is reasonably sufficient to enable Purchaser to make an informed decision about whether or not to proceed to Closing, time being of the essence, to terminate this Agreement by delivering notice thereof to Seller and Escrow Agent, whereupon the Deposit and Interest shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this clause (b) shall occur and Purchaser shall not have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price (except that Purchaser shall receive a credit against the cash due at Closing for the amount of forty-five percent (45%) of any unpaid deductible on such casualty insurance policy) or any liability or obligation on the part of Seller by reason of said destruction or damage.

11.1.2 The estimated cost to repair and/or restore and the estimated time to complete contemplated in Section 11.1.1 above shall be established by estimates obtained by Seller from independent contractors, subject to Purchaser’s review and reasonable approval of the same and the provisions of Section 11.1.3 below.

11.1.3 If a Casualty shall occur following the date hereof, [subject to compliance with the applicable provisions of the Existing Mortgage Loan,] Seller shall not cause or permit the distribution or transfer by the Owner prior to the Closing of any insurance proceeds for such Casualty, and the same may be applied only to the restoration of the Property or other Casualty related expenses, including costs of collection, until such time, except that to the extent that any such insurance proceeds constitute lost rent insurance Seller may treat the same as it would rent hereunder.

11.1.4 Any disputes under this Article XI as to the cost of repair or restoration or the time for completion of such repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request             to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of office buildings in Manhattan. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

11.2 Condemnation.

11.2.1 If, prior to the Closing Date, any part of the Property is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Property of its intention to take, by eminent domain proceeding, any part of the Property (a “Taking”), then:

(a) if such Taking involves (i) five percent (5%) or less of the rentable area of the Improvements as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 11.2.2 below), or (ii) restoration work costing $10,000,000 or less, then neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking.

(b) if such Taking involves (i) more than five percent (5%) of the rentable area of the Property as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 11.2.2 below) or (ii) restoration work exceeding $10,000,000 [or (iii) a material portion of the ground floor of the Improvements on the Property], then Purchaser shall have the option, exercisable within thirty (30) days after receipt of notice of such Taking and such factual information regarding the Taking and the availability of awards or other proceeds of such Taking as is reasonably sufficient to enable Purchaser to make an informed decision about whether or not to proceed to Closing, time being of the essence, to terminate this Agreement by delivering notice thereof to the other party, whereupon the Deposit (together with any interest earned thereon) shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this clause (b) shall occur and Purchaser shall not have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking.

11.2.2 If a Taking shall occur following the date hereof, [subject to compliance with the applicable provisions of the Existing Mortgage Loan,] Seller shall not cause or permit the distribution or transfer by the Owner prior to the Closing of any awards or other proceeds of such Taking, and the same may be applied only to the restoration of the Property or other Taking related expenses, including costs of collection, until such time, except that to the extent that any such awards or other proceeds constitute lost rent insurance Seller may treat the same as it would rent hereunder.

11.2.3 Any disputes under this Article XI as to whether the Taking involves more than five percent (5%) of the rentable area of the Property shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fall to agree on an arbitrator within five days after a dispute arises, then either party may request             to designate an arbitrator. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of office buildings in Boston. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

ARTICLE XII

DEFAULT

12.1 Default by Seller.

12.1.1 In the event that on or before the Closing Date Seller has defaulted on its obligations hereunder in any material respect, then, subject to the provisions set forth below, Purchaser shall be entitled, as its sole remedy, to either: (x) treat this Agreement as being in full force and effect and pursue only the remedy of specific performance against Seller (but no other action, for damages or otherwise, shall be permitted; provided, if specific performance is unavailable to Purchaser as a result of a willful breach by Seller of this Agreement, then Purchaser shall be permitted to institute an action for damages not to exceed Thirty Million Dollars ($30,000,000); or (y) terminate this Agreement and receive (i) the Deposit and Interest from the Escrow Agent in accordance with the terms and provisions of Section 3.2 hereof and (ii) reimbursement from Seller up to an amount not to exceed             Dollars ($            ), for the reasonable costs and expenses actually incurred by Purchaser in connection with Purchaser’s negotiation and execution of this Agreement and due diligence with respect to the Property. Purchaser waives any right to pursue any other remedy at law or in equity for any default of Seller, including, without limitation, any right to seek, claim or obtain damages, other than in the case of Seller’s fraud or willful misconduct, but in no case shall Purchaser seek punitive damages or consequential damages. Notwithstanding anything to the contrary contained in this Agreement, if prior to the Closing Date Purchaser has or obtains knowledge that (a) Seller has defaulted on its obligations hereunder in any respect, and Purchaser nevertheless proceeds with the Closing, then the default by Seller as to which Purchaser shall have such knowledge shall be deemed waived by Purchaser and Seller shall have no liability to Purchaser or its successors and assigns in respect thereof, or (b) any of Seller’s representations or warranties set forth in Article VI are untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then the breach by Seller of the representations and warranties as to which Purchaser shall have such knowledge shall be deemed waived by Purchaser, and such representations and warranties shall be deemed modified to conform them to the information that Purchaser shall have knowledge of and Seller shall have no liability to Purchaser or its successors or assigns in respect thereof. Purchaser shall promptly notify Seller in writing if Purchaser has or obtains knowledge that Seller has defaulted on its obligations hereunder in any respect.

12.1.2 Notwithstanding the foregoing, from and after the Closing, nothing contained in this Section 12.1 shall limit Purchaser’s remedies at law or in equity as to the Surviving Termination Obligations.

12.2 Default by Purchaser. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Purchaser or a breach by Purchaser of any representations or warranties made by Purchaser under this Agreement, and provided that such default or breach is not cured by Purchaser within ten (10) days of receipt of notice of such default from Seller, (including without limitation, Purchaser’s failure to comply with the requirements of Section 9.1 hereof), Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Therefore, Purchaser and Seller hereby agree a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Membership Interests is and shall be, as Seller’s sole and exclusive remedy (whether at law or in equity), a sum equal to the Deposit and Interest accrued thereon. Upon such default or breach by Purchaser and failure to close as required hereunder, Seller shall have the right to receive the Deposit and Interest accrued thereon from the Escrow Agent, in accordance with the terms and provisions of Section 3.2 hereof, as its sole and exclusive remedy and thereupon this Agreement shall be terminated and neither Seller nor Purchaser shall have any further rights or obligations hereunder except with respect to the Surviving Termination Obligations. The amount of the Deposit and Interest accrued thereon shall be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of the Membership Interests, all other claims to damages or other remedies being hereby expressly waived by Seller. Notwithstanding anything in this Agreement to the contrary (i) from and after the Closing, nothing contained herein shall limit Seller’s remedies at law or in equity as to the Surviving Termination Obligations and (ii) Purchaser shall have the right to cure any such default or breach by paying the Purchase Price at Closing, except in connection with a default or breach relating to Sections 7.1, 7.2, 7.6 or 7.7, 13.1, 14.1 and 16.8.

ARTICLE XIII

BROKERS

13.1 Brokerage Indemnity.

13.1.1 Seller and Purchaser each represents and warrants to the other that it has not dealt or negotiated with any broker in connection with the sale of the Membership Interest as provided by this Agreement other than Eastdil Secured, L.L.C. (the “Broker”).

13.1.2 Purchaser shall indemnify, defend and hold harmless Seller, its affiliates, and its and their partners, members, trustees, advisors, officers, and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Purchaser in connection with this transaction other than the Broker.

13.1.3 Seller shall indemnify, defend and hold harmless Purchaser and its affiliates, and its and their partners, members, trustees, advisors, officers and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted (i) by the Broker in connection with this transaction and (ii) by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Seller in connection with this transaction other than the Broker.

13.1.4 Seller shall pay the Broker in connection with the consummation of the transactions contemplated by this Agreement pursuant to a separate agreement between Seller and Broker. The provisions of this Article XIII shall survive the Closing and/or termination of this Agreement.

ARTICLE XIV

PUBLICATION

14.1 Publication. Purchaser and Seller acknowledge that upon execution of this Agreement and at Closing, the parties shall issue a press release in form and substance reasonably agreed to by the parties hereto; provided, however, that (i) nothing herein shall restrict either party from issuing a press release to the extent required by law or requirements of the Securities and Exchange Commission or making customary disclosures on investor/earnings calls or meetings or in earnings releases; provided that if a party is so required to issue a press release, the issuing party shall deliver a draft of such press release to the other party at least two (2) Business Days prior to the planned issuance thereof and (ii) if either party proposes to issue a press release and the non-issuing party does not consent to such press release, the issuing party may issue such press release provided same does not in any way identify or otherwise reference the non-issuing party or any of its affiliates. In addition, Purchaser and Seller shall consult with each other prior to making any public statements with respect to this Agreement and the transactions contemplated hereby, and except as otherwise may be required by law or as otherwise set forth in this Section 14.1, Purchaser and Seller shall not make any public statements with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE XV

[EMPLOYEE MATTERS] [if applicable]

15.1. Continued Employment. Purchaser and Seller acknowledge and agree that Owner shall be solely responsible for, and hereby assume, all liabilities whatsoever with respect to, any and all notices, payments, fines or assessments due pursuant to any laws, rules or regulations arising under federal, state or local jurisdiction or otherwise, with respect to the employment, discharge or layoff of Employees from and after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Internal Revenue Code (COBRA) and any rules or regulations as have been issued in connection with any of the foregoing. Purchaser and Seller hereby agree to cause Owner to indemnify and defend Seller and its affiliates against, and agrees to hold them harmless from, any and all claims, complaints, charges, grievances, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses) and other liabilities or obligations incurred or suffered as a result of any claim by any Employee (or other representative thereof, including, without limitation, the union or any fund trustee) that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, Employee Retirement Income Security Act of 1974 (as amended), the Multi Employer Pension Plan Act of 1980 (including, without limitation, any claim for pension plan withdrawal liability arising out of the transaction contemplated by this Agreement), the Displaced Building Service Workers Protection Act of the City of New York, and all other statutes or rules regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal (collectively, “Employee Claims”), arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) from and after the Closing Date. Seller shall indemnify, defend and hold Owner and each of Purchaser and its affiliates harmless from and against any and all Employee Claims, arising from and after the Closing of the transaction contemplated by this Agreement and out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date, and such indemnity shall not be subject to the Survival Period, the Liability Cap or the Threshold Amount.

15.2. Collective Bargaining Agreements. Effective as of the Closing Date, Purchaser and Seller shall cause Owner to continue to observe, pay and perform all obligations and liabilities under, arising from or otherwise relating to all collective bargaining agreements and other union contracts relating to the Employees and/or the operation of the Property (collectively, the “CBAs”). Purchaser and Seller acknowledge and agree that Owner shall have sole responsibility for all such obligations and liabilities arising under or relating to the CBAs on or at any time after the Closing Date and hereby agree to cause Owner to indemnify, defend and hold Seller harmless from and against all loss, cost and expense incurred by Seller as a result of the failure of Owner to so assume, observe, pay and perform the same. Seller shall indemnify, defend and hold Owner and each of Purchaser and its affiliates harmless from and against all loss, cost and expense incurred by Purchaser as a result of the failure of Owner to so observe, pay and perform all obligations and liabilities arising from the Closing of the transaction contemplated by this Agreement and under or relating to the CBAs at any time prior to the Closing Date, and such indemnity shall not be subject to the Survival Period, the Liability Cap or the Threshold Amount. The parties acknowledge the enactment of the Building Service Workers Protection Act, §22-505 of the Administrative Code of the City of New York (“BSWPA”). By this Agreement, including, without limitation, Owner’s assumption of the CBAs and Employees through this Article XV, the parties have availed themselves of the opt-out provision of §22-505(d) of BSWPA.

15.3. Survival. The provisions of this Article XV shall survive the Closing

ARTICLE XVI

MISCELLANEOUS

16.1 Notices. Any and all notices, requests, demands or other communications hereunder shall be given in writing and by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof). Any notice required or permitted to be given hereunder shall be deemed given and effective upon receipt thereof by the recipient thereto:

To Seller:

Boston Properties Limited Partnership c/o Boston Properties Inc.
Prudential Center, 800 Boylston Street
Suite 1900
Boston, MA 02199-8103
Attn: Douglas Linde
Fax No.: (617) 236-3311

With copies to:

c/o Boston Properties Limited Partnership
800 Boylston street, Suite 1900
Boston, MA 02199
Attn: Frank Burt, Esq.
Fax No.: (617) 421-1556

and

c/o Boston Properties Limited Partnership

Attn:_______________________________________________.
Fax No.:_____________________________________________

With a copy to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attn: James M. Broderick, Esq.
Fax No.: (617) 227-8591

To Purchaser:

c/o NBIM Walker MM LLC
505 Fifth Avenue, 20th Floor
New York, New York 10017
Attn: Director
Fax No.: (917) 542-8595

With a copy to:

Norges Bank Investment Management c/o NBIM Walker MM LLC
505 Fifth Avenue, 20th Floor
New York, New York 10017
Attn: NBIM Head of Legal, NBIM Head of Real Estate Legal
Fax No.: (917) 542-8595

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attn: Chris M. Smith, Esq.
Fax No.: (646) 848-8238

To Escrow Agent:

Fidelity National Title Insurance Company
One Park Avenue
New York, New York 10016
Attn: Michael Clark
Fax No.: (212) 481-5996

Purchaser’s counsel may give any notices or other communications hereunder on behalf of Purchaser and Seller’s counsel may give any notices or other communications hereunder on behalf of Seller and each notice so given shall have the same force and effect as if sent by such party. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, in each instance where a party hereto has consent, approval, or notice must be delivered by a party to this Agreement, such consent, approval, or notice rights, the same shall only be deemed effective if in writing.

16.2 Governing Law; Venue.

16.2.1 This Agreement was negotiated in the State of New York and was executed and delivered by Seller and Purchaser in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforcement and performance, this Agreement and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly within such State, without giving effect to the principles of conflicts of law of such jurisdiction. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed in accordance with the laws of the State of New York as aforesaid pursuant to Section 5-1401 of the New York General Obligations Law.

16.2.2 To the maximum extent permitted by applicable law, any legal suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement shall be instituted in a court of law located in the City, County and State of New York, and if instituted in the federal court of the United States of America, in the federal court of the United States of America for the Southern District of New York, pursuant to Section 5-1402 of the New York General Obligations Law, and each party hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Each party hereby agrees to venue in such courts and hereby waives, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum.

16.3 Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

16.4 Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the State of New York.

16.5 Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

16.6 Binding Effect. This Agreement shall not become a binding obligation upon Seller or Purchaser unless and until the same has been fully executed by Purchaser and Seller and a fully executed counterpart has been delivered by Seller to Purchaser

16.7 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

16.8 Assignment. Purchaser represents that the beneficial owner of Purchaser as of the date hereof is Norges Bank. This Agreement may not be assigned by either party except, in the case of Purchaser only, to an affiliated entity under common control with Purchaser or a wholly-owned subsidiary or subsidiaries of Purchaser (any such entity, a “Permitted Assignee”) and any other assignment or attempted assignment by Purchaser shall constitute a default hereunder and shall be deemed null and void and of no force or effect. A transfer of any direct or indirect beneficial ownership interests in Purchaser shall constitute an assignment of this Agreement. A copy of any assignment permitted hereunder, together with an agreement of the assignee assuming all of the terms and conditions of this Agreement to be performed by Purchaser in form reasonably satisfactory to counsel for Seller, shall be delivered to the attorneys for Seller prior to the Closing, and in any event no such assignment shall relieve Purchaser from the obligations under this Agreement nor result in a delay in the Closing. In the event Purchaser assigns this Agreement to a Permitted Assignee, all representations and warranties and covenants and obligations of Purchaser hereunder shall apply with equal force to such Permitted Assignee.

16.9 Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

16.10 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, together with the Other Purchase Agreements, contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Membership Interest and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their respective agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein, in the Exhibits and Schedules attached hereto or in the Other Purchase Agreements. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

16.11 Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless and to the extent that the invalidation of any such term or provision materially alters the intent of the parties hereto. The parties shall work together in good faith to replace any such invalid or unenforceable provision with terms and provisions which are valid and enforceable and reflect the intention of the parties.

16.12 Survival. Except for those provisions of this Agreement which expressly provide that any obligation, representation, warranty or covenant contained therein shall survive the Closing or the termination of this Agreement (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Balance of the Purchase Price but be merged therein.

16.13 Exhibits. Each of the Exhibits and Schedules attached hereto are incorporated herein by reference.

16.14 Limitation of Liability. The obligations of Seller and Purchaser are intended to be binding only on Seller and Purchaser and each of such party’s assets (including, with respect to Purchaser, the Deposit), and shall not be personally binding upon, nor shall any resort be had to, any of the members, partners, officers, directors, shareholders, advisors, trustees, agents, or employees of Seller or Purchaser, or any of their respective affiliates or any of their respective properties.

16.15 Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow, if any), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 16.15 shall survive Closing and/or any termination of this Agreement.

16.16 Real Estate Reporting Person. Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

16.17 No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

16.18 No Other Parties. This Agreement is not intended, nor shall it be construed, to confer upon any person or entity, except the parties hereto, the parties to the Other Purchase Agreements, and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

16.19 Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

16.20 Cooperation. Seller shall have the right to structure the transactions contemplated hereby as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller (including the ability to assign this Agreement to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, in which case Purchaser and/or Owner shall execute any and all documents reasonably necessary to effect such exchange, as reasonably approved by Purchaser’s counsel, and otherwise assist and cooperate with Seller in effecting such exchange, provided that: (i) any costs and expenses incurred by Purchaser or Owner as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller; (ii) Seller shall indemnify and hold harmless Purchaser and Owner from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Purchaser and Owner in effecting the exchange contemplated hereby; and (iii) such exchange shall not result in any delay in closing the transaction without Purchaser’s prior written consent. Seller, in its discretion, may adjourn the Scheduled Closing Date for up to thirty (30) days in the aggregate in order to effect such exchange.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	Boston Properties, Inc.,
its general partner

By:
Name:
Title:

PURCHASER:

By:	NBIM Walker MM LLC, its managing member

By:
Name:
Title:

By:
Name:
Title:

[Signature Pages Continue]

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging its responsibilities hereunder upon receipt of the Deposit and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:
Name:
Title: